Exhibit 1

MI Developments Inc.

Annual Information Form

March 12, 2012

i

In this annual information form (this “Annual Information Form” or “AIF”), unless the context otherwise requires, when we use the terms “we”, “us”, “our”, “MID” or the “Company”, we are referring to MI Developments Inc. and its predecessors and subsidiaries.  When we use the term “Magna”, unless indicated otherwise, we are referring to Magna International Inc., its operating divisions and subsidiaries and other controlled entities. In this Annual Information Form, we refer to United States dollars as “dollars”, “$” or “U.S. dollars”, we refer to Canadian dollars as “Cdn.$” and we refer to euros as “EUR”.  We currently publish our financial statements in U.S. dollars.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Information Form and the documents incorporated by reference herein contain statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of applicable securities legislation, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company’s future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, capital structure, cost of capital, tenant base, tax consequences, economic performance or expectations, or the assumptions underlying any of the foregoing. In particular, this Annual Information Form contains forward-looking statements regarding the Company’s proposed conversion to a Real Estate Investment Trust (“REIT”), the proposed fortification and growth of MID’s relationship with Magna, the proposed expansion and diversification of MID’s lease portfolio, and expected increases in leverage. Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate”, “seek” and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future events, performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. In particular, MID cautions that the timing or completion of the REIT conversion process cannot be predicted with certainty, and there can be no assurance at this time that all required or desirable approvals and consents to effect a conversion will be obtained in a timely manner or at all. There can also be no assurance that the proposed fortification and growth of MID’s relationship with Magna, the proposed expansion and diversification of MID’s lease portfolio, and expected increases in leverage can be achieved in a timely manner, or at all. Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to: the risk of changes to tax or other laws that may adversely affect the REIT conversion; the inability of MID to develop and implement a suitable structure for the REIT conversion; the inability to obtain all required consents and approvals for the REIT conversion; economic, market and competitive conditions and other risks that may adversely affect MID’s ability to fortify and grow its relationship with Magna, expand and diversify its lease portfolio and increase its leverage; and the risks set forth in this Annual Information Form in the “Risk Factors” section, which investors are strongly advised to review. The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statements were made and unless otherwise required by applicable securities laws, the Company expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this Annual Information Form to reflect subsequent information, events or circumstances or otherwise.

CORPORATE STRUCTURE

Our Company

We are a Canadian-based, publicly traded real estate company (TSX: MIM - NYSE: MIM) engaged primarily in the acquisition, development, construction, leasing, management and ownership of a predominantly industrial rental portfolio of properties in North America and Europe leased primarily to the automotive operating subsidiaries of Magna.

MID is the successor corporation to four companies that amalgamated on August 29, 2003 under the Business Corporations Act (Ontario):  1305291 Ontario Inc., 1305272 Ontario Inc., 1276073 Ontario Inc. and MID.  These companies were wholly-owned subsidiaries of Magna and held Magna’s real estate division and the controlling interest in Magna Entertainment Corp. (“MEC”). Class A subordinate voting shares (“Class A Subordinate Voting Shares”) and Class B shares (“Class B Shares”) were distributed to the shareholders of Magna of record on August 29, 2003 on the basis of one of our Class A Subordinate Voting Shares for every two Class A Subordinate Voting Shares of Magna held, and one Class B Share for every two Class B Shares of Magna held.  MID also acquired Magna’s controlling interest in MEC as a result of this spin-off transaction.

Our full corporate name is MI Developments Inc. Our registered and head office is located at 455 Magna Drive, 2nd Floor, Aurora, Ontario and our general telephone number is (905) 713-6322. We anticipate relocating our registered and head office during the second quarter of 2012.

Completion of the Plan of Arrangement

On June 30, 2011, the Company completed a court-approved plan of arrangement (the “Arrangement”) under the Business Corporations Act (Ontario) which eliminated MID’s dual class share capital structure through which Mr. Frank Stronach and his family (the “Stronach Shareholder”) controlled MID. Definitive agreements with respect to the Arrangement were entered into by the Company on January 31, 2011. The Arrangement was approved on March 29, 2011 by 98.08% of the votes cast by shareholders at the annual general and special meeting and on March 31, 2011, the Ontario Superior Court of Justice issued a final order approving the Arrangement. The Arrangement eliminated MID’s dual class share capital structure through:

i)              the purchase for cancellation of 363,414 Class B Shares held by the Stronach Shareholder upon the transfer to the Stronach Shareholder of the Company’s Racing and Gaming Business (as defined below) including $20 million of working capital at January 1, 2011, substantially all of the Company’s lands held for development and associated assets and liabilities (MID was granted an option to purchase at fair value certain of these development lands if needed to expand the Company’s income-producing properties), a property located in the United States, an income-producing property located in Canada which is also currently MID’s Head Office and cash in the amount of $8.5 million. In addition, the Stronach Shareholder received a 50% interest in the note receivable and cash proceeds from the sale of Lone Star LP, a 50% interest in any future payments under a holdback agreement relating to MEC’s prior sale of The Meadows racetrack and a second right of refusal (behind Magna’s first right of refusal) in respect of certain properties owned by MID and leased to Magna in Oberwaltersdorf, Austria and Aurora, Canada; and

ii)             the purchase for cancellation by MID of each of the other 183,999 Class B Shares in consideration for 1.2 Class A Subordinate Voting Shares per Class B Share, which following cancellation of the Class B Shares and together with the then outstanding Class A Subordinate Voting Shares were renamed Common Shares (“Common Shares”).

Pursuant to the Arrangement, MID and a wholly-owned subsidiary thereof entered into a forbearance agreement (the “Forbearance Agreement”). Under the terms of the Forbearance Agreement, MID (and any affiliate that is controlled by MID) is restricted from: (a) entering into the horseracing or gaming business; (b) making any debt or equity investment in, or otherwise giving financial assistance to, any entity primarily engaged in the horseracing or gaming business; or (c) entering into any transactions with, or providing any services or personnel to, any entity primarily engaged in the horseracing or gaming business.

Corporate Structure and Subsidiaries

The following is a list of our principal subsidiaries and their respective jurisdictions of incorporation, as of December 31, 2011.  Parent/subsidiary relationships are identified by indentation.  The percentages of the votes attaching to all voting securities beneficially owned by us or over which control or direction is exercised by us, directly or indirectly, are also indicated.  Subsidiaries not shown individually each represent less than 10% of our total 2011 consolidated revenues and total consolidated assets as at December 31, 2011 and, in the aggregate, represent less than 20% of our total 2011 consolidated revenues and total consolidated assets as at December 31, 2011.  Our percentage voting interest is equivalent to our economic interest in each subsidiary listed below. The voting securities of each subsidiary are held by MID in the form of common shares or, in Austria, share quotas or partnership interests.

	Ownership of	Jurisdiction of
	Voting Securities	Incorporation
MI Developments (America) Inc.	100%	Delaware
MID Realty Holdings LLC	100%	Delaware
MI Developments de Mexico, S.A. de C.V.	100%	Mexico
MI Developments Austria GmbH	100%	Austria
MID Europa Liegenshaftsverwaltungs GmbH	100%	Austria
MID Liegenshaftsverwaltungs GmbH	100%	Austria
MID Thondorf Liegenshaftsverwaltungs GmbH & Co KG	100%	Austria
MID Liegenshaftsverwaltungs GmbH & Co KG	100%	Austria

GENERAL DEVELOPMENT OF THE BUSINESS

Three-Year History

2009

For the year ended December 31, 2009, on existing leases, we completed seven minor Magna related projects (four in Canada, two in the U.S. and one in Austria) and two third-party projects (both in Canada). Late in December 2009, we acquired a 61,000 square foot facility located in Shelby Township, Michigan, which has been leased to a subsidiary of Magna.

2010	For the year ended December 31, 2010, on existing leases, we completed an expansion project in Mexico for Magna, representing an aggregate of 122,000 square feet of leaseable area.

2011

On June 30, 2011, the Company completed the Arrangement which eliminated MID’s dual class share capital structure through which the Stronach Shareholder had previously controlled MID. Immediately following the completion of the Arrangement, an entirely new board of directors (the “Board of Directors”), elected as post-closing directors at MID’s annual general and special meeting of shareholders on March 29, 2011, commenced their term of office.

Effective July 6, 2011, the Company appointed William Lenehan as Interim Chief Executive Officer and Jennifer Tindale as Executive Vice President and General Counsel. On July 14, 2011, the Company announced the departure of Dennis Mills, Vice-Chairman and director, Don Cameron, Chief Operating Officer and Vito Ciraco, Vice-President and Associate General Counsel. Effective August 12, 2011, Michael Forsayeth was appointed as Chief Financial Officer of MID.

On October 25, 2011, the Company announced that it had completed its strategic review process and that the Board of Directors had unanimously approved a strategic plan that encompasses the following major elements and objectives:

	1.	Convert MID from a Canadian corporation to a REIT.

	2.	Increase the Company’s quarterly dividend to $0.50 per share to reflect a targeted annualized dividend of $2.00 per share.

	3.	Fortify MID’s relationship with Magna by selectively investing in MID properties and opportunistically growing with Magna in new strategic locations.

4.

Diversify by significantly increasing the lease revenue derived from new industrial tenants and reducing the proportion of capital invested in Magna properties to less than 50% within approximately three years.

	5.	Increase leverage to 40% to 50% of total capital.

On November 25, 2011 the Company announced that the Toronto Stock Exchange (the “TSX”) had received MID’s notice of intention to make a normal course issuer bid (“NCIB”). Pursuant to the NCIB, MID proposed to purchase up to an aggregate of 3,998,589 Common Shares through the facilities of the TSX, the New York Stock Exchange (the “NYSE”) and any alternative trading system in Canada, from time to time, if MID’s Common Shares are trading at a price that MID believes is materially below intrinsic value. The NCIB is for a period of 12 months commencing on November 29, 2011, for the purchase of Common Shares through the TSX, and commencing on November 30, 2011 for the purchase of Common Shares through the NYSE or any automated trading system in Canada. The NCIB will conclude on the earlier of the date on which purchases under the NCIB have been completed and November 28, 2012.

On December 1, 2011, the Company announced the appointment of Thomas Heslip as Chief Executive Officer and as a Director. Mr. Heslip replaced Mr. Lenehan, who stepped down at that time having served as MID’s Interim Chief Executive Officer and as a Director.

For the year ended December 31, 2011, on existing leases, we completed thirteen minor or expansion projects for Magna (three in the U.S., one in Mexico, five in Austria, three in Germany and one in the Czech Republic) and partially completed one third-party project in Canada, representing a total aggregate of approximately 722,000 square feet of leaseable area. In certain cases, the projects were coupled with lease extensions. (See “Company Overview — Description of our Properties under Development”.)

2012 - Year to Date	Effective February 27, 2012, the Company appointed John De Aragon as Executive Vice President Real Estate Investment.

On March 9, 2012, the Company declared a quarterly dividend of $0.50 per Common Share for the fourth quarter ended December 31, 2011. The dividend is payable on April 12, 2012 to shareholders of record on March 23, 2012.

Effective March 12, 2012, the Company appointed Lorne Kumer as Executive Vice President, Real Estate Portfolio and Asset Management.

As at March 12, 2012, the Company is in the process of converting to a REIT. Management, in conjunction with legal, tax and other advisors have prepared a plan to facilitate the conversion and are reviewing and implementing the steps required to achieve REIT status.

Significant Acquisitions

During the most recently completed financial year, the Company did not undertake any significant acquisition for which a business acquisition report was required to be filed pursuant to Canadian securities law.

Business and Operations of Magna, Our Principal Tenant

Magna and certain of its subsidiaries are the tenants of all but 15 of our income-producing properties.  Magna is a diversified global automotive supplier.  Magna designs, develops and manufactures technologically advanced automotive systems, assemblies, modules and components, and engineers and assembles complete vehicles, primarily for sale to original equipment manufacturers (“OEMs”) of cars and light trucks. Magna’s product capabilities span a number of major automotive areas, including interior systems, seating systems, closure systems, body and chassis systems, vision systems, electronic systems, exterior systems, powertrain systems, roof systems, hybrid electric vehicles/systems and complete vehicle engineering and assembly.  According to Magna’s public disclosure, as at December 31, 2011, Magna had 286 manufacturing operations and 88 product development, engineering and sales centres, in 26 countries.

The terms of our lease arrangements with Magna generally provide for the following:

•                  tenants are contractually obligated to pay directly or reimburse us for virtually all costs of occupancy, including operating costs, property taxes and maintenance capital expenditures;

•                  rent escalations based on either fixed-rate steps or inflation;

•                  renewal options tied to market rental rates or inflation;

•                  environmental indemnities from the tenant; and

•                  in many cases, tenant’s right of first refusal on sale of property.

Magna is a public company, with its common shares listed for trading on the NYSE and the TSX.  According to Magna’s public disclosure, Magna’s sales for the year ended December 31, 2011 were approximately $28.7 billion, up from $23.5 billion in the prior year, and its operating income was $1.22 billion and net income was $1.02 billion, representing slight increases in its operating income of $1.20 billion and net income of $1.00 billion from the prior year.

For information on the conditions affecting the automotive industry and Magna’s results of operations, we encourage you to consult Magna’s public disclosure, including its Management’s Discussion and Analysis of Results of Operations and Financial Position for the year ended December 31, 2011, its 2011 Annual Report and its Annual Information Form for 2011.  None of those documents or their contents, however, shall be deemed to be incorporated by reference into this AIF.

Our Relationship with Magna

For the years ended December 31, 2011 and 2010, Magna and its operating subsidiaries contributed approximately 97% of the rental revenues of our business (excluding the Racing and Gaming Business that was transferred to the Stronach Shareholder pursuant to the Arrangement) and Magna continues to be our principal tenant.  Subject to the risk factors inherent in our business (see “Risk Factors”), we intend to continue to use our expertise and long-established relationship with Magna to expand our existing real estate portfolio of industrial and commercial properties both with Magna and with other parties (see “Company Overview — Overview”). For the year ended December 31, 2011, MID invested $40.6 million in income-producing properties occupied by Magna.

Automotive Industry Trends and Magna Plant Rationalization Strategy

According to its public disclosure, Magna’s business depends upon the levels of North American and European car and light truck production by its customers and the per vehicle content it has on the various programs. Magna has disclosed that it is looking to expand to growth markets including Asia and South America.  OEM production volumes in different regions may be impacted by factors which may vary from one region to the next, including but not limited to general economic and political conditions, interest rates, credit availability, energy and fuel prices, international conflicts, labour relations issues, regulatory requirements, trade agreements, infrastructure, legislative changes, and environmental emissions and safety issues.  See “Risk Factors”.

A number of general trends which have been impacting the automotive industry and, according to Magna’s public disclosure, Magna’s business in recent years are expected to continue, including:

•                  the long-term growth of the automotive industry in China, India and other high-growth/low cost markets, including accelerated movement of component and vehicle design, development, engineering and manufacturing to certain of these markets;

•                  the growth of the A to D vehicle segments (micro to mid-size cars), particularly in developing markets;

•                  the extent to which innovation in the automotive industry is being driven by governmental regulation of fuel economy and emissions, vehicle recyclability and vehicle safety;

•                  the consolidation of vehicle platforms;

•                  the growth of cooperative alliances and arrangements among competing automotive OEMs, including shared purchasing of components; joint engine, powertrain and/or platform development; engine, powertrain and platform sharing; and joint vehicle hybridization and electrification initiatives and other forms of cooperation;

•                  the consolidation of automotive suppliers; and

•                  the ongoing exertion of pricing pressure by OEMs.

These trends and the challenging environment existing in the automotive industry have resulted in Magna seeking to take advantage of lower operating cost countries and consolidating, moving, closing and/or selling operating facilities to align its capacity utilization and manufacturing footprint with vehicle production and consumer demand.  Given these trends, there is a risk that Magna may take additional steps to offset the production declines and capacity reductions, which might include closing additional facilities which are leased from MID and growing its manufacturing presence in new markets where MID to date has not had a significant presence.

For more information about our relationship with Magna and Magna’s plant rationalization strategy, see “Risk Factors”, particularly the first three risks identified therein, and the discussion relating to risks affecting the automotive parts industry.

COMPANY OVERVIEW

Overview

As noted above, we are a Canadian-based, publicly traded real estate company engaged primarily in the acquisition, development, construction, leasing, management and ownership of a predominantly industrial rental portfolio of properties leased primarily to the automotive operating subsidiaries of Magna.

Until June 30, 2011, MID also owned a racing and gaming operation consisting primarily of four thoroughbred racetracks located in the United States, as well as the simulcast wagering venues at these tracks, consisting of: Santa Anita Park, Golden Gate Fields, Gulfstream Park (including a casino with alternative gaming machines) and Portland Meadows; XpressBet®, a United States based national account wagering business; AmTote, a provider of totalisator services to the pari-mutuel industry; a thoroughbred training centre in Palm Meadows, Florida; a 50% joint venture interest in The Village at Gulfstream Park™, an outdoor shopping and entertainment centre located adjacent to Gulfstream Park; a 50% joint venture interest in HRTV, LLC, which owns Horse Racing TV®, a television network focused on horse racing and a 51% interest in Maryland RE & R LLC, a joint venture with real estate and racing operations in Maryland, including Pimlico Race Course, Laurel Park and a thoroughbred training centre; and a 49% joint venture interest in Laurel Gaming LLC, a joint venture established to pursue gaming opportunities at the Maryland properties (collectively, the “Racing and Gaming Business”).  Upon the completion of the Arrangement, following the close of business on June 30, 2011, the Racing and Gaming Business and substantially all of our lands held for development were transferred to the Stronach Shareholder in consideration for the elimination of MID’s dual class share capital structure through which the Stronach Shareholder had previously controlled MID.

We are the successor to Magna’s real estate division, which prior to its spin-off from Magna on August 29, 2003, was organized as an autonomous business unit within Magna.  Our primary objective is to generate and grow sustainable cash flow for distribution to our shareholders through the prudent investment in and management of our existing and future real estate income producing properties.

Subject to the risk factors inherent in our business (see “Risk Factors”, particularly the first three risk factors), we intend to continue to use our expertise and long-established relationship with Magna to expand our existing real estate portfolio of industrial and commercial properties both with Magna and with other parties.  In particular, we intend to fortify MID’s relationship with Magna by selectively investing in MID properties and opportunistically growing with Magna in new strategic locations.  The Company is engaged in growth opportunities with Magna that include the expansion or improvement of certain facilities currently owned by MID.  We also intend to diversify by significantly increasing the lease revenue derived from new industrial tenants and reducing the proportion of capital invested in Magna tenanted properties to less than 50% within approximately three years.  The planned diversification is global in nature, targeting favourable tax jurisdictions and focusing on acquiring manufacturing and industrial buildings leased to tenants outside the automotive sector.  MID plans to be price disciplined in its acquisition approach and also intends to explore strategic partnerships with counterparties that can provide local capital, market intelligence and commercial opportunities. To support this initiative, in the first quarter of 2012, the Company appointed John De Aragon as Executive Vice President, Real Estate Investment.  Mr. De Aragon will oversee MID’s investment activities (acquisitions and dispositions) for the Company’s real estate diversification strategy.  As a member of the senior management team, he will also be involved in the overall integration and alignment of our diversified investments with the activities of our existing and future Magna tenanted properties.

Our income-producing properties consist of heavy industrial manufacturing facilities, light industrial properties, corporate offices, product development and engineering centres and test facilities.  At December 31, 2011, we held a global portfolio of 105 income-producing industrial and commercial properties located in nine countries: Canada, the United States, Mexico, Austria, Germany, the Czech Republic, the United Kingdom, Spain and Poland.  This portfolio of income-producing properties represents approximately 27.9 million square feet of leaseable area with a net book value of approximately $1.1 billion at December 31, 2011.  The lease payments are primarily denominated in three currencies: the euro, the Canadian dollar and the U.S. dollar. These properties are leased primarily to operating subsidiaries of Magna by way of operating leases, which provide approximately 97% of the annual real estate revenue generated by our income-producing properties.

Development and Expansion Projects

We have completed major development and expansion projects in both the North American and European markets. Historically, as a result of our relationship with Magna, we have learned of new industrial development projects that arise out of a specific production or expansion need from new or increased supply contracts awarded to a Magna tenant.  The specifics of the contract are analyzed as to timing for production, location of the tenant’s customer and the method of shipment and timing allocated to shipping.  Based on these specific criteria, we, together with Magna, analyze a number of locations.  Our analysis also takes into consideration physical, legal and environmental due diligence, as well as an economic analysis of the local tax regime, government incentive programs and infrastructure requirements of the proposed development.  During due diligence, we generate a preliminary budget of the project and execute a non-binding term sheet with the tenant that sets out the physical requirements of the project and key terms for a proposed lease. Lease documentation is generally finalized and executed prior to commencement of construction.

For certain construction projects, we use our experience and local expertise to construction-manage specific elements of a project to maximize returns and minimize construction costs.  On the remainder of our projects, we outsource the design and construction of our projects to a qualified general contractor.  Depending on the nature and location of the project, we either manage our construction with regular on-site supervisory employees, or remotely through cost, scope of work and other management control systems.  We do not have long-term contractual commitments with our contractors, subcontractors, consultants or suppliers of materials, who are generally selected on a competitive bid basis.  We have established a network of local contractors in our principal areas of business in the United States and Mexico, through whom we have confidence in meeting construction budgets and completion timelines.  In Europe, our management team in Austria has developed similar relationships to enable us to meet our budgetary and timing requirements in Germany, Austria and elsewhere in Europe.  During construction, we closely monitor the construction process and related payments of construction draws.  Once construction is complete, we perform a final site review with the tenant and obtain tenant sign-offs in order to identify and remedy any deficiencies before occupancy by the tenant and release of holdback monies to the general contractor.  Actual costs of construction are reconciled to estimates in accordance with the lease and rental payments are initiated upon occupancy of the premises.

For a list of our projects under development, see “Company Overview — Description of Our Properties Under Development”.

Description of Our Real Estate Assets

The following table sets out a summary profile of the aggregate net book value of our real estate assets in millions of dollars as at December 31, 2011.

Real Estate Assets

Location	Income-Producing Property Portfolio Net Book Value
North America
Canada	$400.8
U.S.	$211.6
Mexico	$66.8
Europe
Austria	$301.8
Germany	$117.5
Other	$34.5

Total in $	$1133.0

Description of Our Property Portfolio

Our property portfolio at December 31, 2011 comprised 105 properties located in North America and Europe, representing, in the aggregate, 27.9 million square feet of leaseable area.  All but one of these properties are leased by way of operating leases, primarily to operating subsidiaries of Magna.  Our income-producing properties consist of heavy industrial manufacturing facilities, light industrial properties, corporate offices, product development and engineering centres and test facilities. The net book value of our income-producing properties as at December 31, 2011 was approximately $1.1 billion.

At December 31, 2011, our annualized lease payments were $179.8 million, representing a return of 11.1% on the gross carrying value of our income-producing property portfolio. At December 31, 2011, 28 of our properties in Europe collectively accounted for approximately 41.8% of our total annualized lease payments. When we use the term “annualized lease payments” in this Annual Information Form, we mean, for any fiscal year, the total annual rent payable to the Company if the lease payments as at the last day of such fiscal year were in place for the entire fiscal year, with rents denominated in foreign currencies being converted to U.S. dollars based on exchange rates in effect as at the last day of the reporting period.  These amounts do not conform to revenue recognition policies under generally accepted accounting principles.

Historical Growth of Our Income-Producing Property Portfolio

Our income-producing property portfolio has grown from 75 properties totalling approximately 12.4 million square feet in 1998 to 105 properties totalling approximately 27.9 million square feet of leaseable area as at December 31, 2011.

The level of business MID received from Magna declined significantly during the five year period from 2006 through to the end of 2010.  For the year ended December 31, 2011, MID invested $40.6 million in income-producing properties occupied by Magna.

The following chart shows the historical growth in total leaseable area (net of dispositions) and number of properties within our income-producing property portfolio.

Income-Producing Property Portfolio
Total Leaseable Area and Number of Properties

The following chart shows our historical capital expenditures, including acquisitions, expansions and improvements to our income-producing properties.

Annual Capital Expenditures

Schedule of Lease Expiries

As of December 31, 2011, the weighted average remaining term to expiry based on leased area for our income-producing property portfolio was approximately 5.4 years (December 31, 2010 — 6.1 years; December 31, 2009 — 6.7 years; December 31, 2008 — 7.7 years; December 31, 2007 — 8.4 years; December 31, 2006 — 9.3 years).

Tenant Mix

Magna and its operating subsidiaries are the tenants of all but 15 of our income-producing properties.  As at December 31, 2011, Magna and its wholly-owned operating subsidiaries and their respective operating units collectively represented approximately 97% of our annualized lease payments.

The lease obligations of the tenant for most of the properties reside with non-public subsidiaries of Magna. See “General Development of the Business — Business and Operations of Magna, Our Principal Tenant”.

Principal Markets in Which the We Operate

Geographic Diversification of Our Income-Producing Property Portfolio

Our income-producing property portfolio consists of properties located in nine countries within North America and Europe.

At December 31, 2011, approximately 75% of the Company’s annual lease payments were denominated in the euro and the Canadian dollar and, accordingly, foreign exchange can have a significant impact on the Company’s results. The following chart shows a breakdown of our $179.8 million of annualized lease payments by country at December 31, 2011 (with the currency of the lease payments received from properties located in the various countries noted in brackets).

Income-Producing Property Portfolio
Breakdown of Annualized Lease Payments at December 31, 2011 by Country
(in millions of U.S. dollars)

Income-Producing Properties Located in Canada

Our 43 Canadian income-producing properties, including the global headquarters of Magna situated in Aurora, 20 kilometres from Toronto, are located in Ontario. 34 properties representing approximately 85% of the Canadian income-producing properties based on annualized lease payments at December 31, 2011 are located in the Greater Toronto Area. The balance of the portfolio is located in Southwestern Ontario.  All the leases for properties in Canada are denominated in Canadian dollars.

Income-Producing Properties in the United States

Our income-producing property portfolio includes 26 properties in the United States.  Approximately 32.6% of the annualized lease payments at December 31, 2011 from our income-producing properties in the United States is derived from properties located in Michigan, 22.0% is derived from a property in Kentucky, 23.2% is derived from a property in South Carolina and 8.6% is derived from properties located in Iowa. The remainder of our annualized lease payments from the United States are derived from properties located in Tennessee, Illinois, Indiana, Missouri and Maryland.  All the leases for properties in the United States are denominated in U.S. dollars.

Income-Producing Properties in Mexico

Our income-producing property portfolio includes 8 properties in Mexico.  Our Mexican income-producing properties are located in the states of Puebla, Coahuila and Nuevo Leon.  All the leases for properties in Mexico are denominated in U.S. dollars.

Income-Producing Properties in Austria

Our income-producing property portfolio includes 12 properties in Austria, including the European headquarters of Magna situated in Oberwaltersdorf near Vienna.  Approximately 94% of the Austrian income-producing properties based on annualized lease payments at December 31, 2011 are located in the Province of Styria. Magna’s Eurostar and Thondorf plants (our two largest income-producing properties globally, which account for approximately 16.6% of our total annualized lease payments) are located in the city of Graz, which is located approximately 200 kilometres south of Vienna. All the lease payments for properties in Austria are denominated in euros.

Income-Producing Properties in Germany

Our income-producing property portfolio includes 11 properties in Germany.  Our German income-producing properties are located in smaller communities in the south of Germany in close proximity to Frankfurt, Stuttgart and neighbouring Austria. The properties are primarily located in the states of Baden-Württemberg, Hessen, Bavaria, Thüringen/Thuringia, Saarland and Niedersachsen/Lower Saxony.  All the leases for properties located in Germany are denominated in euros.

Income-Producing Properties in Other European Locations

Our income-producing property portfolio also includes two properties in the United Kingdom, the leases for which are all denominated in British pounds.

We also have one income-producing property in each of Spain, the Czech Republic and Poland. With the exception of Poland, which has lease payments denominated in zlotys, lease payments in respect of these properties are denominated in euros.

Description of Our Properties Under Development

For the year ended December 31, 2011, on existing leases, we invested $48.7 million, completing thirteen minor or expansion projects for Magna (three in the U.S., one in Mexico, five in Austria, three in Germany and one in the Czech Republic) and partially completing one project for a third party in Canada, representing a total aggregate of approximately 722,000 square feet of leaseable area. In certain cases, the projects were coupled with lease extensions.

As at December 31, 2011, we had four improvement projects under development consisting of:

(i)                                     replacement of paved areas of a facility in Ontario, Canada leased to an operating subsidiary of Magna with a total anticipated cost of $1.9 million, of which $1.5 million was spent as at December 31, 2011;

(ii)           replacement of roof membrane and paved areas of a facility in Ontario, Canada leased to an operating subsidiary of Magna with a total anticipated cost of $2.0 million, of which $0.1 million was spent as at December 31, 2011;

(iii)          replacement of a section of roof membrane to a facility in Ontario, Canada for an operating subsidiary of Magna with a total anticipated cost of $1.1 million, of which $0.9 million was spent as at December 31, 2011; and

(iv)          remaining improvements to a facility in Ontario, Canada leased to a third-party tenant with a total anticipated cost of $3.8 million, of which nil was spent as at December 31, 2011.

MID expects to complete each of the above projects before the end of 2012.

Leasing Arrangements

Leases

Our leases generally provide that the tenant is responsible for all costs of occupancy, including operating costs, property taxes, the costs of maintaining insurance in respect of the property and maintenance costs. The tenant is not responsible for income taxes or capital taxes charged to us.

We are responsible for structural maintenance and repairs relating to the structural elements of the properties. For certain components of a property, such as the roof membrane, paved areas and HVAC systems, some of the leases provide that we pay for the costs of replacement as necessary and, in most cases, recover such costs, plus interest, from the tenant over the expected useful life of the item replaced, as additional rent during the course of the lease.

Contractual Step-Ups in Rental Rates

A majority of our existing leases provide for periodic rent escalations based either on fixed-rate step increases or on the basis of a consumer price index adjustment (generally limited to approximately 2% on an annual basis or 10% over five years).

Renewal Options Tied to Market Rental Rates

A majority of our portfolio includes built-in renewal options, generally tied to either market rental rates or to inflation. The determination of market rent is, failing agreement, generally subject to arbitration.

Obligation to Restore Premises

Our leases generally provide that the tenant is obligated to restore the premises to a condition consistent with their condition on the commencement date of the lease, subject to reasonable wear and tear. Some leases do not require that the tenant remove minor alterations where our consent was not required for their installation.

Environmental Obligations

Our leases also generally provide that the tenants must maintain the properties in accordance with applicable laws, including environmental laws, and that the tenant must remove all hazardous and toxic substances from the premises when and as required by applicable laws, regulations and ordinances and in any event prior to the termination of its occupation of the premises. The leases generally also contain indemnities in our favour with respect to environmental matters. Those indemnities expire after a specified number of years following the termination of the lease. The leases generally provide that we may conduct environmental assessments and audits from time to time at our sole expense. See “Government Regulation”.

On occasion, our tenants’ operations and our properties may become the subject of complaints from adjacent landowners, or inquiries or investigations by environmental regulators (see “Risk Factors”). Almost all of the costs relating to such complaints, inquiries or investigations to date have been incurred by our tenants pursuant to the terms of our leases with them.  In the past, MID has engaged consultants and incurred minimal costs with respect to environmental matters arising from adjacent or nearby properties in order to protect the condition and marketability of our properties.

Restrictions on Sales and Tenant Rights of Refusal

Most of our significant leases include a right of refusal in favour of the tenant with respect to the sale of the property in question. This right typically provides the tenant with a right to match any third party offer within a prescribed period of time, failing which we are free to accept the offer and complete the sale to the third party. Some leases provide that so long as the tenant is controlled, directly or indirectly, by Magna, we may not sell the property to a competitor of the tenant without the tenant’s consent.

Tenant Assignment Rights

The leases contain a restriction on assignment by the tenant without our consent, other than to affiliates or associates of the tenant. Generally, the existing leases do not restrict a change of control of the tenant.

Termination Rights

Due to certain local statutory requirements, our leases in Austria may be terminated by the tenant at any time upon 12 months’ notice, unless the tenant has specifically waived the right to do so. In all but one of our Austrian leases, the tenant has provided us with such a waiver. Nevertheless, all of our tenants in Austria have provided us with a guarantee from a non-Austrian affiliate with respect to their respective lease obligations that would arise should termination occur.

Our Business Strengths

We believe that we have a number of key strengths, including:

•       a large, geographically diversified portfolio of properties that provides continued opportunities for expansion and income growth;

•       given our successful track record and long history of property development for Magna and its operating subsidiaries on a global basis, we are well-positioned to respond to their future development and expansion requests;

•       a strong balance sheet with comparatively low leverage, which provides us with the financial flexibility to pursue attractive strategic third party acquisition opportunities and to grow with Magna;

•       a strong track record of on-time and on-budget development and construction in all of our geographic markets;

•       an experienced senior real estate management team and a construction group with extensive industrial building and infrastructure expertise that is familiar with the requirements of our tenants; and

•       an entrepreneurial culture that drives our employees and management to grow our business.

Government Regulation

We are subject to a wide range of laws and regulations imposed by governmental authorities, including in particular zoning, building and similar regulations that affect our real estate holdings.

As an owner and developer of real property, we are also subject to environmental laws and regulations relating to air emissions, soil and ground water quality, noise emissions, wastewater discharge, waste management and storage of hazardous substances. Our leases permit us to conduct environmental assessments and audits from time to time at our own expense.  Such assessments and audits are in addition to the monitoring our tenants may undertake to meet their contractual environmental obligations for the properties they lease.

A majority of our leases also require the tenant to assume the costs of environmental compliance, including remediation or clean-up of any contamination that they have caused or contributed to on the leased premises.  Despite our tenants’ obligation to indemnify us, we are also responsible under applicable law for ensuring that a particular property is in compliance with environmental laws. See “Risk Factors”.

Employees

At December 31, 2011, we employed 50 people, the majority of whom are based at our headquarters in Aurora, Canada, and the balance of whom are located in the United States, Europe, Barbados, Iceland and Luxembourg. We are not party to any collective bargaining agreements with any of our employees.

RISK FACTORS

Investing in our Common Shares involves a high degree of risk.  In addition to the other information contained in this Annual Information Form, you should carefully consider the following risk factors before investing in our Common Shares.  The occurrence of the following risk factors could have a material adverse effect on our business, financial condition, operating results and prospects. In addition, other risks and uncertainties that are not known to us or that we currently believe are not material, may also have a material adverse effect on our business, financial condition, operating results and prospects.

Substantially all of our revenue comes from payments that we receive under leases with Magna and its operating subsidiaries, so factors affecting Magna businesses will also affect us.

Although one element of our strategic plan is to diversify by significantly increasing the lease revenue that we derive from new tenants, as of December 31, 2011, all but 15 of our income-producing properties were leased to operating subsidiaries of Magna.  For the year ended December 31, 2011, Magna and its wholly-owned subsidiaries and their respective operating units collectively represented approximately 97% of our annualized lease payments.

According to Magna’s public disclosure, factors that could have an adverse or material adverse effect on the profitability, financial condition, and/or operations of Magna and its operating subsidiaries include:

•                                          The continuation of economic uncertainty, in particular uncertainty concerning the strength of the economic recovery in North America and impact of the current European “sovereign debt crisis”;

•                                          Declines in automobile sales and production;

•                                          The bankruptcy of any of Magna’s major customers;

•                                          A disruption in the supply of components as a result of a deterioration of the financial condition of one of Magna’s critical suppliers or other reasons which result in Magna incurring irrecoverable costs;

•                                          Magna may not be able to compete as successfully as some of its competitors in certain product or geographic areas;

•                                          A reduction in outsourcing by Magna’s customers or loss of material production or assembly programs, combined with a failure to secure sufficient alternative programs;

•                                          A shift away from technologies in which Magna is investing;

•                                          Termination or non-renewal of a production purchase order by a customer;

•                                          Significant costs associated with rationalization and downsizing of some of Magna’s operations or other significant, non-recurring costs;

•                                          Magna’s inability to diversify its sales;

•                                          Shifts in market shares among vehicles or shifts away from parts Magna produces;

•                                          Magna’s exposure to risks related to conducting business in foreign countries;

•                                          Significant long-term fluctuations in relative currency values;

•                                          The continuation or intensification of pricing pressures and pressure to absorb additional costs;

•                                          Warranty and recall costs;

•                                          Magna’s inability to mitigate its exposure to elevated commodities prices, as well as energy prices;

•                                          The electric vehicle industry is subject to a number of risks some of which could affect Magna’s ability to recover its investment in its electric vehicle projects;

•                                          Legal claims against Magna;

•                                          Work stoppages and other labour relations disputes;

•                                          Significant changes in laws and governmental regulations; and

•                                          Environmental laws and regulations.

For additional information on factors affecting the business of Magna and its operating subsidiaries, we encourage you to consult Magna’s public disclosure.  None of Magna’s public disclosure however shall be deemed to be incorporated by reference into this Annual Information Form.

The level of business we have received from Magna has declined and beyond our existing lease agreements, we have no agreement with Magna and its operating subsidiaries that it will continue to do business with us in the same manner as it has in the past or at all.

Although MID intends to fortify its relationship with Magna, the level of business MID has received from Magna has declined significantly over the past six years and we may experience a more permanent reduction in the amount of business that MID receives from Magna. Although our income-producing property portfolio decreased from 109 properties at the end of 2006 to 105 properties at December 31, 2011 our total leaseable area of approximately 27.9 million square feet has increased slightly since the end of 2006.

Although we intend to diversify by significantly increasing the lease revenue that we derive from new tenants, virtually all the historical growth of our rental portfolio has been dependent on our relationship with Magna and its operating subsidiaries as tenants of our income-producing properties and as the customers for our development projects.  Additionally, the success of our strategic plan is expected to depend, in part, on our ability to fortify our relationship with Magna including selectively investing in Magna properties and opportunistically growing with Magna in new strategic locations. However, although we have acted as the developer, real estate advisor, property manager and owner of a significant number of the industrial facilities for Magna and its operating subsidiaries since our inception, we have no assurance that we will continue to do so.  We will continue to compete for any future business from Magna and its operating subsidiaries with other independent third parties.

Magna’s plant rationalization strategy may adversely affect our business.

Magna’s publicly announced plant rationalization strategy currently includes 11 facilities under lease from the Company (two in Canada, seven in the United States and two in Germany) with an aggregate net book value of $33.1 million at December 31, 2011 after taking an impairment charge for one of the German properties.  These 11 facilities represent 1.6 million square feet of leaseable area with annualized lease payments of approximately $6.4 million, or 3.6% of MID’s annualized lease payments at December 31, 2011.  The weighted average lease term to expiry (based on leaseable area) of these properties at December 31, 2011, disregarding renewal options, is approximately 3.7 years.

MID management expects that given Magna’s publicly disclosed strategy of continuously seeking to optimize its global manufacturing footprint, Magna may continue to rationalize facilities.  Magna continues to be bound by the terms of any related lease agreements regardless of its plant rationalization strategy. However, given our stated objective to fortify the relationship with Magna, MID management is committed to work proactively with Magna’s management to evaluate options that are financially viable for MID and provide Magna with the flexibility it requires to operate its automotive business.

Given the cyclical nature and related pressures in the automotive industry and Magna’s current plant rationalization plan, we may not be able to do the same amount of business with Magna and its operating subsidiaries as we have done in the past.  An adverse change in our business relationship with Magna could have a significant adverse effect on the growth and profitability of our business.

We may be unable to renew leases on favourable terms or find new tenants for vacant properties.

Our tenants have in the past determined, and may in the future determine, not to lease certain properties from us and not to renew certain leases on terms as favourable to us as our existing arrangements with them, or at all.  We may be unable to lease a vacant property in our portfolio (including those vacated as part of Magna’s plant rationalization strategy) on economically favourable terms, particularly properties that were designed and built with unique features or are located in secondary or rural markets.

In addition, we may not be able to renew an expiring lease or to find a new tenant for the property for which the lease has expired, in each case on terms at least as favourable as the expired lease or at all. Renewal options are generally based on changes in the consumer price index or prevailing market rates. Market rates may be lower at the time of the renewal options, and accordingly, leases may be renewed at lower levels of rent than are currently in place.  Our tenants may fail to renew their leases if they need to relocate their operations as a result of changes in location of their customers’ operations or if they choose to discontinue operations as a result of the loss of business.

Many factors will affect our ability to lease vacant properties, and we may incur significant costs in making property modifications, improvements or repairs required by a new tenant. In addition, we may incur substantial costs in protecting our investments in leased properties, particularly if we experience delays and limitations in enforcing our rights against defaulting tenants. Furthermore, if one of our tenants rejects or terminates a lease under the protection of bankruptcy, insolvency or similar laws, our cash flow could be materially adversely affected. The failure to maintain a significant number of our income-producing properties under lease would have a material adverse effect on our financial condition and operating results.

Our operating and net income and the value of our property portfolio depends on the credit and financial stability of our tenants.

We would be adversely affected if a significant number of tenants were to become unable to meet their obligations to us, or if we were unable to lease a significant amount of available space on economically favourable terms.

Additionally, the tenants for the majority of the properties in our rental portfolio are non-public subsidiaries of Magna International Inc., the public company, which does not guarantee the obligations of its subsidiaries under their leases with us. As a result, we may not have the contractual right to proceed directly against the public company in the event that one of these subsidiaries defaulted on its lease with us.  We could be materially adversely affected if Magna or its operating subsidiaries became unable to meet their respective financial obligations under their leases, and if the public company was unwilling or unable to provide funds to such subsidiaries for the purpose of enabling them to meet such obligations.

The terms of our leases limit our ability to increase rents in response to market conditions, so we may receive rents at levels below current fair market values.

Leases representing 38% of our total leaseable area as at December 31, 2011 expire in 2017.  Our leases generally provide for periodic rent escalations based on specified percentage increases or a consumer price index adjustment, subject in some cases to a cap. As a result, the long-term nature of these leases limits our ability to increase rents contemporaneously with increases in market rates and may therefore limit our revenue growth and the market value of our income-producing property portfolio.

Environmental compliance costs and liabilities with respect to our real estate may adversely affect us.

Our tenants operate certain manufacturing facilities that use environmentally sensitive processes and hazardous materials. Under various federal, state, provincial and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in an affected property.  Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.  In addition, the presence of hazardous or toxic substances, or the failure to remediate properly, may materially impair the value of our real property assets or adversely affect our ability to borrow by using such real property as collateral.  Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials, into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials or other hazardous materials. As an owner of properties, we are subject to these potential liabilities.

Capital and operating expenditures necessary to comply with environmental laws and regulations, to defend against claims of liability or to remediate contaminated property may have a material adverse effect on our results of operations and financial condition.  To date, environmental laws and regulations have not had a material adverse effect on our operations or financial condition.  However, changes in these government laws and regulations are ongoing and we may become subject to more stringent environmental standards as a result of changes to environmental laws and regulations, compliance with which may have a material adverse effect on our results of operations and financial condition.  We cannot predict future costs that we may be required to incur to meet environmental obligations. A lack of effective baselines affects verification of whether an environmental condition was caused by a tenant or existed previously.

Moreover, environmental laws may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, limiting development or expansion of our property portfolio or requiring significant expenditures.

Our international operations expose us to additional risks that may materially adversely affect our business.

During 2011, 34% of our revenue was generated in Canada, 31% of our revenue was generated in Austria, 17% of our revenue was generated in the United States, 9% of our revenue was generated in Germany, 7% of our revenue was generated in Mexico and our remaining revenue was generated in four other countries.  Operating in different regions and countries exposes us to political, economic, and other risks as well as multiple foreign regulatory requirements that are subject to change, including:

•                                          Economic downturns in countries or geographic regions where we have significant operations, particularly if the sovereign debt crisis that is currently affecting the European Union continues or intensifies over an extended period;

•                                          Economic tensions between governments and changes in international trade and investment policies;

•                                          Regulations restricting our ability to do business in certain countries;

•                                          Local regulatory compliance requirements;

•                                          Consequences from changes in tax laws including restrictions on the repatriation of funds; and

•                                          Political and economic instability, natural calamities, war, and terrorism.

The effects of these risks may, individually or in the aggregate, materially adversely affect our business.

We are subject to risks affecting the automotive parts industry.

Since Magna and its operating subsidiaries operate in the automotive parts industry, our business is, and for the foreseeable future will be, subject to conditions affecting the automotive industry generally. Although we intend to lease additional properties to tenants other than Magna and its operating subsidiaries, it is likely that our dependence on the automotive industry will continue to be significant.

Vehicle sales globally have shown steep declines on an annualized basis since their peak in January 2008. Many of the economic and market conditions that drove the drop in vehicle sales in North America and worldwide, including declines in real estate values, unemployment, tightened credit markets, depressed consumer confidence and weak housing markets, continue to affect sales. Recent concerns over levels of sovereign indebtedness have contributed to a renewed tightening of credit markets in many jurisdictions, including jurisdictions where we operate. Although vehicle sales have begun to recover in certain markets, the recovery in vehicle sales in certain markets, including North America, has been proceeding slowly and there is no assurance that this recovery in vehicle sales will continue or spread across other markets. Further, sales volumes may again decline severely or take longer to recover than we expect, and if they do, our results of operations and financial condition will be materially adversely affected. A decrease in the long-term profitability or viability of the automotive industry and the automotive parts sector in particular would have a material adverse impact on the financial condition of our tenants and could therefore adversely impact the value of our properties and our operating results.

Our international investments are subject to foreign currency fluctuations, which could reduce our revenues and increase our costs, and any future hedging transactions may limit our gains or result in losses for us.

A substantial majority of our current property portfolio is located outside of the United States and generates lease payments that are not denominated in U.S. dollars (see the chart titled “Real Estate Assets” in “Company Overview — Description of Our Real Estate Assets”, above). Since we currently report our financial results in U.S. dollars and do not currently hedge our non-U.S. dollar rental revenues, we are subject to foreign currency fluctuations that could, from time to time, have an adverse impact on our financial position or operating results.

From time to time, we may attempt to minimize or hedge our exposure to the impact that changes in foreign currency rates or interest rates may have on our revenue and liabilities through the use of derivative financial instruments. The use of derivative financial instruments, including forwards, futures, swaps and options, in our risk management strategy carries certain risks, including the risk that losses on a hedge position will reduce our profits and the cash available for development projects or dividends. A hedge may not be effective in eliminating all the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives.

We are subject to competition for the acquisition of new properties and we may not compete successfully, which would limit our ability to invest in and develop new properties.

We compete for suitable real estate investments with many other parties, including real estate investment trusts, pension funds, insurance companies, private investors and other investors (both Canadian and foreign), which are currently seeking, or which may seek in the future, real estate investments similar to those desired by us. Some of our competitors may have greater financial and operational resources, or lower required return thresholds, than we do. Accordingly, we may not be able to compete successfully for these investments. Increased competition for real estate investments resulting, for example, from increases in the availability of investment funds or reductions in financing costs would tend to increase purchase prices and reduce the yields from the investments.

Real estate investments are subject to numerous risks that could adversely affect our operating results, many of which are beyond our control.

Because we own, lease and develop real property, we are subject to the risks generally incident to investments in real property. The investment returns available from investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred. We may experience delays and incur substantial costs in enforcing our rights as lessor under defaulted leases, including costs associated with being unable to rent unleased properties to new tenants on a timely basis or with making improvements or repairs required by a new tenant.

In addition, a variety of other factors outside of our control affect income from properties and real estate values, including environmental laws and other governmental regulations, real estate, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing environmental, real estate, zoning or tax laws can make it more expensive or time consuming to develop real property or expand, modify or renovate existing structures. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. In addition, real estate investments are often difficult to sell quickly.  Similarly, if financing becomes less available, it becomes more difficult both to acquire and to sell real property. Moreover, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth.

Real estate development is subject to timing, budgeting and other risks that could adversely affect our operating results.

We intend to develop properties as suitable opportunities arise, taking into consideration the general economic climate. Real estate development has a number of risks, including risks associated with:

•                                          the potential insolvency of a third party developer (where we are not the developer);

•                                          a third party developer’s failure to use advanced funds in payment of construction costs;

•                                          construction delays or cost overruns that may increase project costs;

•                                          receipt of zoning, occupancy and other required governmental permits and authorizations;

•                                          development costs incurred for projects that are not pursued to completion;

•                                          natural disasters, such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•                                          increases in interest rates during the period of the development;

•                                          ability to raise capital; and

•                                          governmental restrictions on the nature or size of a project.

Our development projects may not be completed on time or within budget, and there may be no market for the new use after we have completed development, either of which could adversely affect our operating results.

Real property investments are relatively illiquid and are subject to volatile valuations that could result in significant impairment charges.

Real estate investments are relatively illiquid.  This will tend to limit our ability to adjust or adapt our portfolio promptly in response to changing economic or investment conditions.  If for whatever reason, liquidation of assets is required, there is a significant risk that we would realize sale proceeds of less than the current book value of our real estate investments.

We have recorded impairment charges related to long-lived assets in recent years as a result of Magna’s plant rationalization program and other factors discussed above.  If any of the risks outlined in this Risk Factors section materialize, any resulting impairment could have a material adverse affect on our profitability.

Additionally, many of our significant leases provide our tenants with rights of first refusal, which may adversely affect the marketability and market value of our income-producing property portfolio.  These rights of first refusal may deter third parties from incurring the time and expense that would be necessary for them to bid on our properties in the event that we desire to sell those properties. Accordingly, these rights of first refusal may adversely affect our ability to sell our properties or the prices that we receive for them upon any sale. See “Company Overview — Leasing Arrangements — Restrictions on Sales and Tenant Rights of Refusal”.

We may not be able to pay dividends at our current rate or at all.

Although our current dividend policy is to pay a quarterly dividend at the rate of $0.50 per common share to reflect a targeted annualized dividend of $2.00 per common share, with the quarterly dividend rate being set and approved by our Board of Directors having regard to our financial resources, cash requirements and other relevant factors, the declaration of dividends is at the discretion of our Board of Directors, and we cannot assure you that we will actually pay dividends at the rate we currently expect, particularly if our business or cash flows are materially adversely affected by one or more of the risks described elsewhere in this section, or if our Board of Directors determines that it is in the best interests of the Company to change our current dividend policy.

We may be unable to successfully implement our strategic plan, or may fail to realize benefits which are currently targeted to result from the implementation of that plan.

The objectives of the strategic plan are subject to known and unknown risks, uncertainties and other unpredictable factors which, in addition to those discussed in this document, include: adverse changes to foreign or domestic tax or other laws; our inability to develop a suitable structure for the REIT conversion; changes in economic, market and competitive conditions and other risks that may adversely affect our ability to fortify and grow our relationship with Magna, expand and diversify our lease portfolio, increase our leverage, and reduce general and administrative costs.

We may not be able to convert to a REIT.

The timing or completion of the conversion of MID to a REIT (see “General Development of the Business — Three-Year History”) cannot be predicted with certainty, and there can be no assurance at this time that all required or desirable approvals and consents to effect a conversion will be obtained in a timely manner or at all.  The implementation of a conversion to a REIT may result in a taxable disposition of their MID shares to at least some of MID’s shareholders, as well as in the incurring of material Canadian or foreign tax and other transaction costs to MID; and there is a possibility that the Board of Directors may determine that potential benefits of a conversion of MID to a REIT do not justify potential costs of the conversion or of on-going issues, risks or costs that might result from such conversion.  In particular, any challenge by the Canada Revenue Agency to the continued availability of capital losses which MID realized in 2011 could result in MID being found to have realized material capital gains tax on implementation of the conversion.  In addition, the conversion potentially might be delayed by the Board of Directors until such time as a majority of MID’s shareholders are resident in Canada in light of Canadian income tax risks that may arise if a majority of the unitholders of a Canadian REIT are non-residents.

We may be unable to obtain necessary future financing.

Our access to third-party financing will be subject to a number of factors, including general market conditions; our credit rating; the market’s perception of our stability and growth potential; and our current and future cash flow and earnings.  There is no assurance that capital will be available when needed or on favourable terms.  Our failure to access required capital on acceptable terms could adversely affect our investments, cash flows, operating results or financial condition.  Additionally, as a result of global economic volatility, we may have restricted access to capital and increased borrowing costs. The lending capacity of all financial institutions has diminished and risk premiums have increased independent of our business and asset base. As future acquisitions and capital expenditures will be financed out of cash generated from operations, borrowings and possible future debt or equity security issuances, our ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the real estate sector and automotive industry and in our securities in particular.

To the extent that external sources of capital become limited or unavailable or available on onerous terms, our ability to make acquisitions and capital investments and maintain existing assets may be impaired, and our assets, liabilities, business, financial condition and results of operations may be materially and adversely affected as a result.

We may face unexpected risks relating to acquisitions.

In implementing our strategic plan, we expect to acquire new properties and may also acquire going-concern businesses. Integrating acquired properties and businesses involve a number of risks that could materially and adversely affect our business, including:

•                                          failure of the acquired properties or businesses to achieve expected investment results;

•                                          risks relating to the integration of the acquired properties or businesses and the retention and integration of key personnel relating to the acquired properties or businesses;

•                                          the risk that acquisitions may require substantial financial resources that otherwise could be used in the development of other aspects of our business; and

•                                          the risk that major tenants or clients of the acquired properties or businesses may not be retained following the acquisition of such properties or businesses.

Furthermore, the properties and businesses acquired may have undisclosed liabilities for which we may not be entitled to any recourse against the vendor, and any contractual, legal, insurance or other remedies may be insufficient.  The discovery of any material liabilities subsequent to the closing of the acquisition for any property or business could have a material adverse effect on our cash flows, financial condition and results of operations.

We may incur significant capital expenditures and other fixed costs.

Certain significant expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, must be made throughout the period of ownership of real property, regardless of whether the property is producing sufficient income to pay such expenses. This may include expenditures to fulfill mandatory requirements for energy efficiency. In order to retain desirable rentable space and to generate adequate revenue over the long term, we must maintain or, in some cases, improve each property’s condition to meet market demand.

Maintaining a rental property in accordance with market standards over its useful life can entail costs, which we may not be able to pass on to our tenants; such costs may include: a new roof, paved areas or structural repair.  Numerous factors, including the age of the relevant building structure, the material and substances used at the time of construction or currently unknown building code violations, could result in substantial unbudgeted costs for refurbishment or modernization. If the actual costs of maintaining or upgrading a property exceed our estimates, or if hidden defects are discovered during maintenance or upgrading, which are not covered by insurance or contractual warranties, or if we are not permitted to raise the rents due to legal constraints, we will incur additional and unexpected costs. If competing properties of a similar type are built in the area where one of our properties is located or similar properties located in the vicinity of one of our properties are substantially refurbished, the net operating income derived from, and the value of, such property could be reduced.

Any failure by us to undertake appropriate maintenance and refurbishment work in response to the factors described above could adversely affect the rental income we earn from such properties.

Potential losses to our properties may not be covered by insurance or may exceed our policy coverage limits.

We do not carry insurance for generally uninsured losses, such as losses from riots, war, or terrorist attacks.

If we experience a loss which is uninsured or which exceeds our policy coverage limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties.  In addition, the recent disruption in the financial markets makes it more difficult to evaluate the stability and net assets or capitalization of insurance companies, and any insurer’s ability to meet its claim payment obligations.  A failure of an insurance company to make payments to us upon an event of loss covered by an insurance policy could have a material adverse effect on our business and financial condition.

Because we are involved in litigation from time to time and are subject to numerous laws and governmental regulations, we could incur substantial judgments, fines, legal fees and other costs.

We are sometimes the subject of complaints or litigation from tenants, employees or other third parties for various actions.  The damages sought against us in these litigation claims can be substantial.  If one or more of the claims were to greatly exceed our liability insurance coverage limits or if our insurance policies do not cover a claim, this could have a material adverse effect on our business, financial condition, results of operations and cash flows.  Additionally, we are subject to numerous federal, provincial and local laws and governmental regulations relating to environmental protections, product quality standards, and building and zoning requirements.  If we fail to comply with existing or future laws or regulations, we may be subject to governmental or judicial fines or sanctions, while incurring substantial legal fees and costs.  In addition, our capital expenses could increase due to remediation measures that may be required if we are found to be noncompliant with any existing or future laws or regulations.

DESCRIPTION OF CAPITAL STRUCTURE

Public Debt

In December 2004, we issued Cdn.$265 million of 6.05% Senior Unsecured Debentures (“Debentures”) due December 22, 2016 at a price of Cdn.$995.70 per Cdn.$1,000 of principal amount.  Pursuant to the terms of the indenture governing the Debentures, the aggregate principal amount of our total funded debt cannot exceed 40% of our total capitalization.  As at December 31, 2011, all of the Debentures remained outstanding.

Share Capital

Set forth below is a description of the Company’s share capital. The following statements are brief summaries of, and are subject to the provisions of, the articles of amalgamation (the “Articles”) and by-laws of MID and the relevant provisions of the Business Corporations Act (Ontario).

On June 30, 2011 the Company’s dual class share structure was eliminated pursuant to the court-approved Arrangement.  The Company’s Articles were amended to eliminate the Class B Shares from the authorized capital of MID, and the Class A Subordinate Voting Shares were renamed as Common Shares (see “Corporate Structure — Completion of the Plan of Arrangement”).

Our authorized share capital currently consists of an unlimited number of Common Shares and an unlimited number of Preference Shares issuable in series, all with no par value. As of March 12, 2012, there were 46,901,356 Common Shares and no Preference Shares issued and outstanding.

The following chart details options to purchase Common Shares that were issued and unexercised as at December 31, 2011.

Number of Options		Price Cdn.$	Expiry
125,000	(1)	$31.85	September 16, 2013
50,000		$35.62	December 21, 2014
50,000		$32.21	September 17, 2017
10,000		$14.54	November 12, 2019

(1)    95,000 options remained issued and unexercised as of March 12, 2012.

During fiscal 2011, no options to purchase Common Shares were issued and 110,000 options were cancelled.  At December 31, 2011, the number of Common Shares remaining available for future issuance under the Company’s Stock Option Plan, including securities issuable upon conversion of outstanding options, was 2,121,544.

Except for the options granted on November 12, 2009 and August 18, 2010, as described below, such options have generally been granted with 1/5th of the options vesting on the date of grant and the remaining options vesting over a period of four years at a rate of 1/5th on each anniversary of the date of grant. On November 12, 2009, MID granted to the outside directors and to management an aggregate of 455,000 stock options to acquire MID’s Class A Subordinate Voting Shares (now Common Shares) (of which 50,000 were cancelled on January 11, 2010). The options granted vested 50% on the date of grant, 25% on the first anniversary of the date of grant and 25% on the second anniversary of the date of grant. On August 18, 2010, MID entered agreements to grant to outside directors an aggregate of 95,000 stock options to acquire MID’s Class A Subordinate Voting Shares (now Common Shares).  The options granted vested 50% on the date of grant and 50% on the first anniversary of the date of grant. Options expire on the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MID with each recipient of options.  Pursuant to a resolution of the Board of Directors, as at December 23, 2010 all of the outstanding options to acquire Class A Subordinate Voting Shares (now Common Shares) vested and are immediately exercisable in accordance with their terms.

Common Shares

The holders of our Common Shares are entitled:

•                                          to one vote for each Common Share held at all meetings of our shareholders other than meetings of the holders of another class or series of shares, if any;

•                                          to receive any dividends (except for stock dividends) that may be declared by our Board of Directors, subject to the preferential rights attaching to shares, if any, ranking in priority to our Common Shares (see “Divided Policy”); and

•                                          after the payment of all our liabilities and subject to the rights of the holders of our shares, if any, ranking in priority to our Common Shares (including holders of our Preference Shares), to receive, on a pro rata basis, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

Preference Shares

Our Board of Directors may, without the approval of any of our shareholders, fix the number of shares in and determine the attributes of an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over our Common Shares but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

Credit Facility

We have an unsecured revolving credit facility (the “Facility”) in the amount of Cdn.$50.0 million (which may be increased with the consent of lenders participating in such increase provided that no increase beyond Cdn.$75 million is permitted without the consent of all of the lenders). The credit agreement which established the Facility provides that certain of the Company’s wholly-owned subsidiaries may be added as additional borrowers, subject to the satisfaction of certain conditions (including the guarantee by the Company of all indebtedness incurred under such facility by each such additional borrower). The Facility was established on February 7, 2012, and matures on February 7, 2014. However, the Company has the option to request an extension of the maturity date by one year to February 7, 2015. Any such extension request would need to be consented to by the lenders who choose to participate in such extension.  As at March 12, 2012, the Company is the sole permitted borrower. The Company is permitted to borrow under the Facility by way of Canadian dollar, U.S. dollar or euro denominated loans or letters of credit. Interest on drawn amounts is calculated based on an applicable margin determined by reference to the Company’s external credit rating, as is a commitment fee in respect of undrawn amounts.

As at March 12, 2012, there are no amounts drawn under the Facility.  The Company is in compliance with all of the financial and other covenants under the Facility.

Credit Ratings

Our senior unsecured debentures currently have investment grade ratings of BBB with a stable trend, from DBRS and Baa3 with a stable outlook, from Moody’s Investors Service, Inc. (“Moody’s”).  Ratings may be subject to revision or withdrawal at any time by the rating organization.

According to the DBRS rating system, long-term debt rated BBB is of adequate credit quality. The ability and capacity to meet the payment of financial obligations is considered acceptable though the organization may be vulnerable to future events.  The DBRS long-term rating scale provides an opinion on the risk of default. That is, the risk that an issuer will fail to satisfy its financial obligations in accordance with the terms under which an obligations has been issued. Ratings are based on quantitative and qualitative considerations relevant to the issuer, and the relative ranking of claims. All rating categories other than AAA and D also contain subcategories “(high)” and “(low)”. The absence of either a “(high)” or “(low)” designation indicates the rating is in the middle of the category.

According to Moody’s rating system, debt securities rated Baa3 are subject to moderate credit risk and are considered medium grade and as such may possess certain speculative characteristics.  Numerical modifiers 1, 2 and 3 are applied to each rating category, with 1 indicating that the obligation ranks in the higher end of the category, 2 indicating a mid-range ranking and 3 indicating a ranking in the lower end of the category. Moody’s long-term ratings are opinions of the relative credit risk of financial obligations with an original maturity of one year or more. They address the possibility that a financial obligation will not be honoured as promised. Such ratings use Moody’s Global Scale and reflect both the likelihood of default and any financial loss suffered in the event of default.

Credit ratings and stability ratings are intended to provide investors with an independent measure of credit quality of an issue of securities.  A rating accorded to any securities is not a recommendation to buy, sell, or hold such securities and may be subject to revision or withdrawal at any time by the rating organization which granted such ratings. To our knowledge, as of March 12, 2012, there is no announcement or proposed announcement that is to be made by a rating organization to the effect that the organization is reviewing or intends to revise or withdraw a rating previously assigned.

DIVIDEND POLICY

Holders of our Common Shares are entitled to receive such dividends as may be declared by our Board of Directors on a pro rata basis.

Subject to applicable law, we expect to pay dividends on our Common Shares in accordance with a dividend policy to be determined by our Board of Directors from time to time. The dividend rate and currency will be established by our Board of Directors having regard to our financial resources, cash requirements, the Company’s desire to retain a significant portion of its cash flow to fund future growth, and other relevant factors. As noted above, on October 25, 2011, the Company announced that the Board of Directors had completed its previously announced strategic review process and unanimously approved a strategic plan which includes a targeted annualized dividend of $2.00 per share.

During 2009, 2008, 2007 and 2006, the Company paid a quarterly dividend of $0.15 per Class A Subordinate Voting Share and Class B Share in respect of the fourth quarter of the prior fiscal year and a quarterly dividend of $0.15 per Class A Subordinate Voting Share and Class B Share for each of the first three quarters in that fiscal year.

In 2010, the Company paid a quarterly dividend of $0.15 per Class A Subordinate Voting Share and Class B Share in respect of the fourth quarter of the 2009 fiscal year, a quarterly dividend of $0.15 per Class A Subordinate Voting Share and Class B Share in respect of the first quarter of 2010 and a quarterly dividend of $0.10 per Class A Subordinate Voting Share and Class B Share for each of the second and third quarters of 2010.  The dividend was reduced by the Company’s Board of Directors as a result of the decrease in net income of MID’s real estate business.

In 2011, the Company paid one quarterly dividend of $0.10 per Common Share and Class B Share in respect of the fourth quarter of the 2010 fiscal year, and two quarterly dividends of $0.10 per Class A Subordinate Voting Share and Class B Share with respect to the first and second quarters of the 2011 fiscal year.

Pursuant to the change in divided policy announced on October 25, 2011, the Company declared a quarterly dividend of $0.50 per share on Common Shares for the third quarter ended September 30, 2011. The dividend was paid on December 15, 2011. On March 9, 2012, the Company declared a quarterly dividend of $0.50 per Common Share for the fourth quarter ended December 31, 2011. The dividend is payable on April 12, 2012 to shareholders of record on March 23, 2012.

MARKET FOR SECURITIES

Prior to the Arrangement, our Class A Subordinate Voting Shares and our Class B Shares were listed and posted for trading on the TSX under the symbols “MIM.A” and “MIM.B”, respectively, and our Class A Subordinate Voting Shares were listed and posted for trading on the NYSE under the symbol “MIM”.

In connection with the Arrangement, the Company’s Articles were amended to eliminate the Class B Shares from the authorized capital of MID and to make non-substantive consequential changes to its Articles including renaming the Class A Subordinate Voting Shares as Common Shares.  Our Common Shares commenced trading under the symbol “MIM” on the Toronto Stock Exchange at the start of trading on July 4, 2011 and on the New York Stock Exchange at the start of trading on July 1, 2011. Trading under the symbol “MIM.B” continued on the Toronto Stock Exchange until the close of business on July 12, 2011; however trades effected under the symbol “MIM.B” after June 30, 2011 represented trades of the Common Shares issued in exchange for Class B Shares in accordance with the Arrangement.

The following tables outline the closing share price, trading range and volume of shares traded for each month of the year ended December 31, 2011 for our Common Shares (which, until June 30, 2011 were named Class A Subordinate Voting Shares) and our Class B Shares on the TSX.

	Common Shares (MIM)(1)			Class B Shares (MIM.B)
TSX 2011	High (Cdn.$)	Low (Cdn.$)	Traded Volume	High (Cdn.$)	Low (Cdn.$)	Traded Volume
January	27.87	26.00	111,171	33.00	33.00	818.00
February(2)	29.40	26.33	49,216			20.00
March(2)	29.20	26.48	128,074
April	29.56	25.76	2,222,206	30.00	29.00	200.00
May(2)	30.32	28.65	1,270,401
June	30.11	28.45	1,545,568	35.00	32.50	800.00
July(3)	30.56	28.36	871,263	36.00	35.00	200.00
August	29.17	24.16	1,267,850	—	—	—
September	29.57	27.11	3,026,186	—	—	—
October	32.81	25.26	3,248,502	—	—	—
November	33.82	30.92	3,654,729	—	—	—
December	33.96	31.64	1,267,551	—	—	—

Source:  TSX Market Data

Note:

(1)                  In connection with the Arrangement, Class A Subordinate Voting Shares (MIM.A) were renamed Common Shares effective June 30, 2011.

(2)                  During these months, no board lot trades of Class B Shares were completed, and data was accordingly not available.

(3)                  Trading under the symbol “MIM.B” continued on the Toronto Stock Exchange until the close of business on July 12, 2011; however trades effected under the symbol “MIM.B” after June 30, 2011 represented trades of the Common Shares issued in exchange for Class B Shares in accordance with the Arrangement.

DIRECTORS AND OFFICERS

The following table provides the name, province or state and country of residence, the position and office held with us and the principal occupation (if not with the Company) of each of our directors and officers and the date since which such director has served on our board or such individual was appointed as an officer of the Company:

Name, Province/State and Country of Residence	Position and Office Held with the Company	Present Principal Occupation (if not with the Company)	Director/Officer Since
G. Wesley Voorheis (1) Ontario, Canada	Director and Chairman	Managing Director of VC & Co. Incorporated	June 30, 2011
Michael Brody (1) New Jersey, USA	Director	Non-Executive Consultant to Capital Trust, Inc.	June 30, 2011
Peter Dey (1)(2) Ontario, Canada	Director and Vice Chairman	Chairman of Paradigm Capital Inc.	June 30, 2011
Barry Gilbertson (2)(3) London, United Kingdom	Director	Real Estate Specialist Professional	June 30, 2011
Thomas Heslip Ontario, Canada	Director and Chief Executive Officer		December 1, 2011
Gerald J. Miller (2)(3) British Columbia, Canada	Director	Retired, Former Executive Vice President, Finance and Chief Financial Officer of West Fraser Timber Co. Ltd	June 30, 2011
Scott I. Oran (1)(3) Massachusetts, USA	Director	Managing Director of Dinosaur Capital Partners LLC	June 30, 2011
Michael Forsayeth Ontario, Canada	Chief Financial Officer		August 12, 2011
Jennifer Tindale Ontario, Canada	Executive Vice-President, General Counsel		July 6, 2011
John De Aragon Ontario, Canada	Executive Vice-President, Real Estate Investment		February 27, 2012
Lorne Kumer Ontario, Canada	Executive Vice-President, Real Estate Portfolio and Asset Management		February 13, 2010

Notes:

(1)                  Member of the Corporate Governance and Nominating Committee chaired by G. Wesley Voorheis

(2)                  Member of the Compensation Committee chaired by Peter Dey

(3)                  Member of the Audit Committee chaired by Gerald J. Miller

As at December 31, 2011, the directors and executive officers of MID, as a group, beneficially owned, directly or indirectly, or exercised control or direction over 125 Common Shares, representing less than one percent of the total number of Common Shares outstanding before giving effect to the exercise of options or other convertible securities held by such directors and officers.

Directors are generally elected to serve until the next annual meeting of our shareholders. With the exception of Thomas Heslip, who was appointed as a director on December 1, 2011 concurrently with the resignation of Interim Chief Executive Officer William Lenehan, all of the current directors were elected to their present terms of office by the Shareholders of the Company at the last annual general and special meeting held on March 29, 2011. The term of office of each currently serving director expires at the time of the Company’s Annual General and Special Meeting which will be held on June 13, 2012.  Each of the current directors will stand for election at the Meeting. In the event that successors are not elected, the directors will remain in office until their successors are elected or appointed in accordance with applicable law and the Company’s by-laws.

Officers serve at the pleasure of our Board of Directors. Certain background concerning our current directors and officers, including their principal occupations over the last five years, is summarized below.

G. Wesley Voorheis - Director and Chairman

Mr. Voorheis has since 1995 been the Managing Director of VC & Co. Incorporated and a Partner of Voorheis & Co. LLP, which act as strategic and other advisors to institutional, private equity, and other shareholders with respect to their investments in Canadian public and private companies.

Mr. Voorheis has been a director and Chairman of the Board of HudBay Minerals Inc. since March 2009, a director and member of the Audit Committee of Coventree Inc. from April 2008 to February 2012, and was a director of Easyhome Ltd. from April 2010 to December 2011.  Mr. Voorheis has acted as the Chief Executive Officer and a director of Hollinger Inc., and Chairman of the Board of YBM Magnex International Inc., following the reconstitutions of the boards of these companies. He has also served as Chairman of a number of special board committees and as a director of various other Canadian publicly traded companies.

Prior to the establishment of VC & Co. Incorporated and Voorheis & Co. LLP in 1995, Mr. Voorheis was partner at a major Toronto law firm.

Michael Brody - Director

Mr. Brody provides non-executive consulting services to Capital Trust, Inc. a NYSE-listed company trading under the symbol CT.  From May 2008 to August 2011, Mr. Brody was the President and Chief Operating Officer of Loeb Partners Realty, LLC, a privately-held real estate company headquartered in New York City.  From July 2009 to December 2010, Mr. Brody served on the Board of Rock US Joint Ventures, a Lloyds Banking Group/HBOS controlled entity.  From 2002 to 2008, Mr. Brody served as a Managing Director and Head of CMBS Origination for Merrill Lynch & Co.  Prior to that, Mr. Brody acted as Senior Vice President and Chief Credit Officer of GMAC Commercial Mortgage and a Managing Director for Nomura Securities in New York and San Francisco, where he was part of the commercial mortgage-backed security team.

Mr. Brody has had 28 years of experience in commercial real estate, evenly divided between the capital markets and property sectors.  He began his career as a leasing broker with Cushman & Wakefield.  He has acted as Vice President of Asset Management for the Mack Company and as Vice President of Goldfarb Properties.

Mr. Brody received a B.A. degree from Cornell University and a M.B.A in finance from Columbia University.

Peter Dey - Director and Vice Chairman

Mr. Dey has been the Chairman of Paradigm Capital Inc., an investment dealer, since November 2005. Until February 2012, he had been a director of Coventree Inc. since April 2008. He has been a director of Goldcorp Inc. since June 2006 and a director of Enablence Technologies Inc. since October 2011.  Mr. Dey was a Partner of the Toronto law firm Osler, Hoskin & Harcourt LLP, where he specialized in corporate board issues and mergers and acquisitions, from 2001 to 2005, and prior to that from 1985 to 1994 and from 1973 to 1983. From 1994 to 2001, Mr. Dey was Chairman of Morgan Stanley Canada Limited, where he helped develop the Canadian investment banking business and the overall strategic direction of Morgan Stanley in Canada. From 1993 to 1995, Mr. Dey chaired The Toronto Stock Exchange Committee on Corporate Governance in Canada that released the December 1994 report entitled “Where Were the Directors?”, known as the Dey Report. Mr. Dey has also served as Chairman of the Ontario Securities Commission and was Canada’s representative to the OECD Task Force that developed the OECD Principles of Corporate Governance released in May of 1999.

Mr. Dey is Chairman of the Private Sector Advisory Group of the Global Corporate Governance Forum, established by the World Bank and the Organization for Economic Cooperation and Development.

Mr. Dey attended Queen’s University, where he earned his Bachelor of Science in 1963 and Dalhousie University, where he earned his Bachelor of Laws degree in 1966. He received his Master of Laws degree from Harvard University in 1967.

Barry Gilbertson - Director

Professor Gilbertson is a real estate specialist professional who until March 2012 served as a non-executive consultant at Knight Frank LLP, the international real estate advisory firm. Professor Gilbertson was previously a partner at PricewaterhouseCoopers LLP (“PwC”) from 1996 until retirement in April 2011, where he has focussed on business recovery work from international multi-bank work to single lender work in the UK. At PwC, Professor Gilbertson worked on matters such as the $8 billion real estate investment and corporate property occupied by Lehman Brothers (in the UK & European context), together with other business recovery work, corporate finance projects or speaking engagements in some 30 countries.

Professor Gilbertson was President of The Royal Institution of Chartered Surveyors (RICS) (from 2004 to 2005), a member of The Bank of England Property Forum (from 2003 to 2010), was the founder Chairman of NARA (the Non-Administrative Receivers Association), was the co-founder Vice Chair of WAVO, the World Association of Valuation Organisations, and for two years acted as Chair of Valuation for the United Nations Real Estate Advisory Group (as an individual member of UN REAG from 2000 to 2005). He has been Visiting Professor at Northumbria University since 2003 to date, and a Visiting Lecturer at 16 other universities in China, Kenya, UK and USA.

Professor Gilbertson serves as a Trustee and Board Director at the College of Estate Management (2004 to date), is a Founding Fellow of the Institute of Continuing Professional Development, a Freeman of the City of London, and holds Honorary Membership designations from four professional bodies - in South Africa, in Romania and in the UK.

Gerald J. Miller - Director

Mr. Miller was Executive Vice President, Finance and Chief Financial Officer of West Fraser Timber Co. Ltd from January 2009 until his retirement in July 2011. From February 2007 to December 2008, Mr. Miller’s principal occupation was Executive Vice President, Operations of West Fraser Timber Co. Ltd. Prior to that, since 1986, Mr. Miller held several other senior finance, administration and operations offices at West Fraser, including Vice-President, Corporate Controller; Vice-President, Administration; and Executive Vice-President, Pulp and Paper.

Mr. Miller is an experienced Chartered Accountant and has been a member of the Institute of Chartered Accountants of British Columbia and the Canadian Institute of Chartered Accountants for over 30 years. Prior to joining West Fraser in 1986, he was a Senior Audit and Tax Manager with one of the major Canadian Chartered Accounting firms.

Mr. Miller holds a Bachelor of Commerce degree from the University of British Columbia.

Scott I. Oran - Director

Mr. Oran has been Managing Director of Dinosaur Capital Partners LLC, a real estate investment and advisory firm, since November 2009. Mr. Oran was a member of Gordon Brothers Group, an advisory and financial services company, from May 2009 to November 2009. From November 2003 until January 2009, Mr. Oran served as Executive Director of Morgan Stanley, where he was responsible for its real estate investing activities in New England and the mid-Atlantic United States.

Mr. Oran has 25 years experience in the real estate industry. Earlier in his career, Mr. Oran was Partner and Regional Director of TA Associates Realty and Vice President of Fleet Bank in Boston. Mr. Oran has also acted as Director of Acquisitions for Unihab, a real estate developer. He began his career at Booz, Allen & Hamilton, a management consulting firm.

Mr. Oran graduated magna cum laude from Princeton University with a BSE in Civil Engineering and Urban Affairs and received an M.B.A (with distinction) from Harvard Business School.

Thomas Heslip - Director and Chief Executive Officer

Mr. Heslip has been our CEO since December 1, 2011 and has had a 29-year career covering commercial property development, investment, management and operations in Canada, the United States, Asia and Europe. Mr. Heslip was most recently with GWL Realty Advisors in Toronto and prior to that served as President and CEO of Realex Properties Corporation until Realex’s sale to Dundee Real Estate Investment Trust in February 2011. He has previously held senior Management positions with Fortress Canada, Goldman Sachs, CIBC Development Corp. and Cadillac Fairview Limited. For 12 years Mr. Heslip was an adjunct professor at McMaster University and the University of Toronto.

Mr. Heslip holds a Masters of Arts degree in Economics and Public Administration and a Bachelor of Arts degree in Economics and Business Administration from the University of Guelph.

Michael Forsayeth - Chief Financial Officer

Mr. Forsayeth has been our Chief Financial Officer since August 12, 2011. From June 2007 to August 2011, Mr. Forsayeth was Chief Financial Officer of Intrawest. Over the course of his 30 plus year career, Mr. Forsayeth has held senior executive financial and operating positions in several public and private Canadian companies, including Cara Operations Ltd, Laidlaw Inc, Derlan Industries Limited and Bank of Montreal. Mr Forsayeth is a Chartered Accountant and also spent nine years with Coopers & Lybrand (now PricewaterhouseCoopers) in various areas including the audit practice, the insolvency group, as well as a secondment in their London, England office.

Mr. Forsayeth graduated from Queen’s University in Kingston, Ontario with an Honours Bachelor of Commerce degree.

Jennifer Tindale - Executive Vice-President, General Counsel

Ms. Tindale has been our Executive Vice-President, General Counsel since July 6, 2011.  Prior to that Ms. Tindale was most recently Vice President, Associate General Counsel & Corporate Secretary at Biovail Corporation. In this role, Ms. Tindale managed the company’s legal matters and was a member of its executive management team.  Over her four years at Biovail, Ms. Tindale provided leadership on numerous corporate acquisitions, licensing transactions, two proxy contests and a merger transaction.

Prior to joining Biovail in 2006, Ms. Tindale was a partner at Blake, Cassels & Graydon LLP, practicing corporate securities law in the Toronto office.

Ms. Tindale holds a Bachelor of Arts and a Bachelor of Laws from the University of Western Ontario.

John De Aragon - Executive Vice-President, Real Estate Investment

Mr. De Aragon oversees MI Developments Inc.’s investment activities (acquisitions and dispositions) for the Company’s real estate diversification strategy. As a member of our senior management team, he is also directly involved in the overall integration and alignment of our diversified investments with the activities (expansions, lease strategies, acquisitions and dispositions) of our existing and future Magna tenanted properties.

Mr. De Aragon has over 22 years experience in the real estate industry, covering all aspects from finance and accounting to acquisitions, mergers and asset management. His experience covers a wide variety of real estate sectors (retail, office and industrial), markets, investors and operating companies. He has held senior positions in real estate and investment in Canada and worldwide. These include having been Managing Director of Fortress Investment Group (responsible for real estate portfolios in Canada, the U.S. and Europe) from 2005 to 2009, Vice President of Bentall Kennedy and Senior Director Investment and Development at CIBC Development Corp.

Mr. De Aragon graduated from the University of Guelph with a Bachelor of Arts in Management Economics.

Lorne Kumer — Executive Vice-President Real Estate Portfolio and Asset Management

Mr. Kumer oversees all aspects of MID’s portfolio and asset management activities. These include asset strategies and business plans, property operations activities, leasing and expansions for both the Company’s Magna tenanted properties as well as the Company’s diversified portfolio.

Mr. Kumer also plays a key role in providing direction and support to the overall investment activities (acquisitions and dispositions) of the Company. As a member of our senior management team, he is a key leader in the overall integration and alignment of our existing and future Magna tenanted portfolio and our diversified real estate strategy and portfolio.

Mr. Kumer has over 21 years experience in the real estate industry working for both public and private development companies. His experience includes acquisitions, due diligence, leasing, land use and development approvals, sales and construction. For the past 10 years, Mr. Kumer has worked for MID in various roles including the management of the Company’s significant land development portfolio and leasing within the income producing properties portfolio. Prior to MID, Mr. Kumer held senior positions in the real estate industry including Vice President at C. Hunter Real Estate Corporation in Toronto and Vice President with Peregrine Hunter Properties Ltd.

Mr. Kumer hold a Bachelor of Arts (Honours), business administration, from the Richard Ivy School of Business at the University of Western Ontario.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of the Company, except as set out below, no director or executive officer of the Company or a shareholder holding a sufficient number of securities to affect materially the control of the Company:

(a)                                  is, or within ten years prior to the date hereof has been, a director, chief executive officer or chief financial officer of any company (including MID) that was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days:

(i)                                     that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)                                  that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

(b)                                 is, as at the date of this AIF or within ten years before the date of the AIF has been, a director or executive officer of any company (including MID) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(c)                                  has, within 10 years prior to the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder; or

(d)           been subject to:

(i)                                     any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(ii)                                  any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

From on or about July 1, 2009 to December 31, 2010, Mr. Brody was a director of Rock U.S. Holdings Inc. and its subsidiary entities. During that period, two single-asset subsidiary entities, Rock New York (at 183 Madison Avenue) LLC and Rock New York (100-104 Fifth Avenue) LLC voluntarily filed for bankruptcy protection under U.S. bankruptcy legislation in the U.S. Bankruptcy Court of Delaware. The properties were sold through court-approved pre-petition auction process.

From on or about September 18, 2003 until June 24, 2004, Mr. Voorheis was a director of Atlas Cold Storage Holdings Inc. (“Atlas”), the entity through which Atlas Cold Storage Income Trust (“Atlas Income Trust”) carried on its business. From on or about January 2004 to June 2004, Mr. Dey was a director of Atlas and a trustee of Atlas Income Trust. The Ontario Securities Commission (the “OSC”) issued a management cease trade order relating to any trading in securities of Atlas Income Trust as a result of Atlas Income Trust not having filed its 2003 third quarter financial statements by the required deadline. The order was made against the trustees of Atlas Income Trust, certain members of the board of directors of Atlas and certain other then current and former officers of Atlas. The cease trade order remained in effect until May 11, 2004, following the remediation of the filing default.

Mr. Voorheis was a director of Hollinger Inc. (“Hollinger”) from May 2006 to June 2008 and its chief executive officer from April 2007 to June 2008. Prior to Mr. Voorheis’ involvement in Hollinger (on May 18, 2004), the OSC issued a temporary cease trade order that prohibited certain directors, officers and insiders of Hollinger from trading in securities of Hollinger, subject to certain exceptions, as a result of Hollinger’s failure to file financial statements on a timely basis as required under Ontario securities laws. On June 1, 2004, the OSC issued a management cease trade order (the “MCTO”) (later varied on March 8, 2005, August 10, 2005 and April 28, 2006). The April 28, 2006 variation added the then current directors and officers of Hollinger to the list of persons subject to the MCTO. The MCTO was later revoked on April 10, 2007 by an OSC order, after remediation by Hollinger of its historical continuous disclosure record on March 7, 2007. Related cease trade orders were also issued by securities regulatory authorities in British Columbia on May 31, 2004 and Alberta on June 10, 2004 but were revoked, or expired, following the revocation of the MCTO by the OSC.

On August 1, 2007, Hollinger obtained an initial order for creditor protection from the court under the Companies’ Creditors Arrangement Act (Canada) and made a concurrent application for a companion order under Chapter 15 of the United States Bankruptcy Code. These proceedings included Hollinger and its wholly-owned subsidiaries, Sugra Limited and 4322525 Canada Inc. The initial order and the U.S. proceedings provided for an initial stay period of 30 days, and were subsequently extended. On May 26, 2008, the Court approved an agreement (announced by Hollinger on May 14, 2008) between Hollinger and its two principal creditors addressing matters in dispute among those parties and which stated that Mr. Voorheis would be resigning as an officer and director of Hollinger. On June 17, 2008, Mr. Voorheis resigned as a director and officer of Hollinger. Hollinger’s Series II preference shares and the common shares are subject to a cease trader order issued by the OSC on July 23, 2008. Hollinger has stated that the cease trade order was issued as a result of Hollinger’s determination, in the interests of reducing its costs for the benefit of its stakeholders, not to prepare and file annual audited financial statements and other annual disclosure documents in respect of Hollinger’s financial year ended March 31, 2008. Consequently, following June 30, 2008, Hollinger has been in default of its continuous disclosure filing requirements under Canadian securities laws.

Mr. Voorheis was a director of Sun Times Media Group, Inc. (“Sun Times”) from August 2007 to June 2008. On March 31, 2009, Sun Times and its domestic subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.

Mr. Voorheis and Mr. Dey were appointed directors of Coventree Inc. (“Coventree”) in April 2008. On December 7, 2009, the OSC commenced proceedings against Coventree and certain of its officers in connection to events which occurred prior to Mr. Voorheis and Mr. Dey’s involvement with Coventree. The proceedings relate to whether Coventree complied with its disclosure obligations in its prospectus relating to the initial public offering of its shares, and its timely disclosure obligations in 2007 prior to the market for certain asset-backed commercial paper freezing up on August 13, 2007 (collectively “Coventree Proceedings”). On November 8, 2011, the OSC issued orders in connection with the Coventree Proceedings which included an order that until its winding up is completed, trading in any securities by Coventree cease and that any Ontario securities law exemptions not apply to Coventree, provided that this order will not prevent the winding up of Coventree or trades in securities reasonably related to that winding up.

On June 30, 2010, the shareholders of Coventree approved a special resolution authorizing the winding up of Coventree and the distribution of its remaining assets, if any, to shareholders pursuant to the plan of liquidation and distribution.  The Liquidation Plan commenced on February 15, 2012, when a liquidator was appointed for the purposes of winding up the Coventree’s affairs and Mr. Voorheis and Mr. Dey resigned as directors, and Mr. Voorheis became an inspector of the company’s liquidation on that date.

AUDIT COMMITTEE

Composition of the Audit Committee

MID has a separately designated standing audit committee (the “Audit Committee”) composed of Messrs. Miller (Chairman), Gilbertson and Oran, each of whom has been determined by the Board to be “independent” and “financially literate”, as such terms are defined in Multilateral Instrument 52-110 - Audit Committees and “independent” under the corporate governance standards of the NYSE applicable to audit committees. As well, Mr. Miller has been determined to be a “financial expert” within the meaning of the rules of the SEC under the Sarbanes-Oxley Act of 2002.  The education and experience of each Audit Committee member that is relevant to the performance of his responsibilities as a member of the Audit Committee is set forth in their respective biographies above under the  heading “Directors and Officers”.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the external auditor, currently Ernst & Young LLP.  The Audit Committee has established a policy to pre-approve all audit and permitted non-audit services provided to us by the external auditor, as well as the related fees to be paid to the external auditor.

Under this policy, the Audit Committee shall approve in advance any retainer of the external auditor to provide any non-audit service to the Company in accordance with applicable law, the rules and regulations of the NYSE, and policies and procedures approved by the Board of Directors. The Audit Committee may delegate pre-approval authority to any of its members. The decisions of any member of the Audit Committee to whom this authority has been delegated must be presented to the full committee at its next scheduled committee meeting.

Audit Committee’s Charter

The charter of the Audit Committee is attached as Appendix A to this Annual Information Form and has been posted to our website at www.midevelopments.com.

Audit Fees

The following table sets forth the fees billed to MID by Ernst & Young LLP and its affiliates for professional services rendered in each of the fiscal years ended December 31, 2011 and December 31, 2010.  During these years, Ernst & Young LLP was MID’s only external auditor.

Fees	2011	2010

Audit Fees (1)	$1,347,988	$2,370,600
Audit-Related Fees (2)	$35,598	$1,052,877
Tax Fees (3)	$167,282	$352,005
All Other Fees (4)	$8,418	$2,100

Total	$1,559,286	$3,777,582

Notes:

(1)                  Audit Fees consist of fees billed for the annual audit and quarterly review of our consolidated financial statements and services that are normally provided in connection with our statutory and regulatory filings, including the Auditor attestation requirements of the Sarbanes-Oxley Act.

(2)                  Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not included in category (1) above.  They include consultations concerning financial accounting and reporting standards, review of security controls and operational effectiveness of systems and due diligence related to acquisitions.

(3)                  Tax Fees include fees billed for tax compliance, tax advice and tax planning services, including the preparation and review of original and amended tax returns.

(4)                  All Other Fees capture fees in respect of all services not falling under any of the foregoing categories.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTION

Except as otherwise disclosed herein, no director or executive officer of the Company, nor any person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10 percent of any class or series of MID’s voting securities, or an associate or affiliate thereof, has any material interests, directly or indirectly in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or is reasonably expected to materially affect MID.

In 2011, MID agreed to pay reasonable legal and advisory fees of certain Class A Shareholders incurred in connection with the Arrangement, which closed on June 30, 2011. In this respect, a $2.2 million payment was made to a company owned by Mr. G. Wesley Voorheis, who became Chairman of the Board of Directors following the completion of the Arrangement, for legal and advisory services relating to the Arrangement.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Common Shares is Computershare Investor Services Inc. at its principal offices in Toronto, Ontario.  The co-transfer agent and co-registrar for our Common Shares in the United States is Computershare Trust Company, Inc. at its offices in Canton, Massachusetts.

LEGAL PROCEEDINGS

MID is party to various legal actions and claims arising in the ordinary course of its business, such as litigation with contractors, suppliers, governmental authorities, sellers and purchasers. We believe that none of these actions or claims, either individually or in combination, has had or, in the case of current actions and claims, will have, a material adverse effect on our financial condition or results of operations.

The Maryland Jockey Club Complaint

On February 15, 2011, Power Plant Entertainment Casino Resorts Indiana, LLC, PPE Casino Resorts Maryland, LLC and The Cordish Company (the “Plaintiffs”) sued, among other defendants, MID, certain subsidiary entities and joint ventures, including The Maryland Jockey Club (“MJC”) and certain of its subsidiaries (collectively, the “MJC Entities”), as well as MID’s former Chairman and Chief Executive Officer, Mr. Frank Stronach, in the Circuit Court for Baltimore City in Baltimore, Maryland.  The claims asserted in the Plaintiffs’ complaint against MID, the MJC Entities and Mr. Stronach (the “Complaint”) are alleged to have arisen from events that occurred in Maryland in connection with the referendum conducted in November 2010 concerning the award of a gaming license to one of the Plaintiffs to conduct alternative gaming at the Arundel Mills Mall.  The Complaint asserts a number of claims against all the defendants including, among other allegations, that MID and Mr. Stronach, along with a number of other defendants, engaged in actions to defame the Plaintiffs by distributing allegedly false information concerning the Plaintiffs and their operations of a gaming facility in Indiana, Indianapolis Downs, LLC operating as Indiana Live.  The specific claims asserted against MID, the MJC Entities and Mr. Stronach are for alleged civil conspiracy, false light invasion of privacy and defamation.  The Complaint seeks an award of damages against all defendants in the amount of $300 million in compensatory damages and $300 million in punitive damages.  The Company believes this claim is without merit.  On March 25, 2011, a number of defendants, including the MJC Entities and MID, filed a motion in the Circuit Court for Baltimore City, seeking to have the action transferred to the Circuit Court for Anne Arundel County.  On April 29, 2011, the Indiana-based defendants named in the Complaint filed a notice to remove the Plaintiffs’ claims relating to the Indiana defendants to the U.S. District Court for the District of Maryland.  The Plaintiffs have sought to remand these claims to the Circuit Court for Baltimore City.  The entire matter, in both the state and federal courts, was stayed by the United States Bankruptcy Court for the District of Delaware until it determined whether the claims were impacted by the bankruptcy of Indianapolis Downs, LLC.  On September 6, 2011, the United States Bankruptcy Court for the District of Delaware entered an order denying the injunction motion and lifting the stay effective September 26, 2011.  However, the federal court removal action remains pending as the Indiana defendants (not the Company) are opposing remand of that action.  The federal court heard the motion for remand on November 21, 2011 and has not yet issued a ruling on this matter.  The state court motions to transfer venue to the Circuit Court for Anne Arundel County remain before the Circuit Court of Baltimore City.  All activities before the Circuit Court of Baltimore City, including the motions to transfer venue to Anne Arundel County, have been stayed pending resolution of the removal action pending in the U.S. District Court for the District of Maryland. Under the terms of the Arrangement, the Company received an indemnity from the Stronach Shareholder and certain related parties against all losses suffered by the Company in relation to the Racing & Gaming Business for the period prior to, on and after the effective date of the transfer of June 30, 2011.  Accordingly, the Company has not recorded a liability related to this claim.  The Company provided the Stronach Shareholder with the required disclosure notice listing the existing litigation with the Plaintiffs.   The Company has retained independent counsel to monitor the litigation on its behalf.

Defaulting Issuer

In connection with the acquisition of the Transferred MEC Assets pursuant to the MEC Plan declared effective on April 30, 2010, MID was placed on the list of reporting issuers in default by the OSC for the failure to file a business acquisition report within the period prescribed by National Instrument 51-102 - Continuous Disclosure Obligations (“NI 51-102”).  Prior to the date required for filing the business acquisition report in accordance with section 8.1 of NI 51-102, MID applied for exemptive relief from the Canadian securities regulatory authorities pursuant to section 13.1 of NI 51-102.

MID received an exemption from the Canadian securities regulatory authorities pursuant to section 13.1 of NI 51-102, from the requirements of section 8.4 of NI 51-102 to include financial statements in the business acquisition report, and provided alternative financial information as a condition of the exemption provided by the Canadian securities regulatory authorities with its business acquisition report filed December 22, 2010.  The OSC removed MID from the list of reporting issuers in default shortly after the filing of its business acquisition report.

MATERIAL CONTRACTS

Agreements in Connection with the Arrangement

In connection with the Arrangement, MID, the Stronach Shareholder and the Stronach Trust entered into an Arrangement Agreement on January 31, 2011.  Under the Arrangement Agreement, the parties agreed to effect certain transactions in connection with the implementation of the Arrangement.  The Arrangement Agreement contains covenants, representations and warranties of and from each of MID, the Stronach Shareholder and the Stronach Trust and various conditions precedent, both mutual and with respect to each party.  Concurrently with the entering into of the Arrangement Agreement, each of MID, the Stronach Shareholder, the Stronach Trust and the Initiating Shareholders entered into the Agreement with Initiating Shareholders.  The Agreement with the Initiating Shareholders, among other things, provides the Initiating Shareholders with the ability to compel MID, the Stronach Shareholder and the Stronach Trust to comply with certain obligations under the Arrangement Agreement.  Each of the Arrangement Agreement and the Agreement with Initiating Shareholders are described in detail in the Management Information Circular dated February 22, 2011 and such descriptions are hereby incorporated by reference herein.  Copies of the Arrangement Agreement and the Agreement with Initiating Shareholders are available on SEDAR at www.sedar.com.

Immediately prior to the implementation of the Arrangement, a transfer agreement between MID, the Stronach Shareholder, certain subsidiaries of the Stronach Shareholder and the Stronach Trust (the “Transfer Agreement”) providing for the transfer to that purchaser of certain assumed liabilities relating to the Assets, substantially in the form attached as Schedule C to the Arrangement Agreement was declared effective.  In addition, also prior to the implementation of the Arrangement, MID entered into the Forbearance Agreement pursuant to which MID became restricted from entering into the horseracing or gaming business, making any debt or equity investment in, or otherwise giving financial assistance to, any entity primarily engaged in the horseracing or gaming business or entering into any transactions with, or providing any services or personnel to, any entity primarily engaged in the horseracing or gaming business, substantially in the form attached as Schedule D to the Arrangement Agreement.  Each of the Transfer Agreement and the Forbearance Agreement are described in the Management Information Circular dated February 22, 2011 and such descriptions are hereby incorporated by reference herein.  Copies of the forms of Transfer Agreement and Forbearance Agreement are available on SEDAR at www.sedar.com.

EXPERTS

The financial statements for the financial year ended December 31, 2011 have been audited by Ernst & Young LLP, Chartered Accountants and Licensed Public Accountants, our auditor.  Ernst & Young LLP has advised us that it is independent in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario and has complied with the SEC’s rules on auditor independence.

In connection with the Arrangement, Blair Franklin was retained by the Special Committee of the Board of Directors to prepare a formal valuation for certain of MID’s properties and the Class B Shares held by certain shareholders being purchased for cancellation pursuant to the Arrangement. Blair Franklin retained local appraisers on behalf of the Special Committee of the Board of Directors to prepare real property appraisals of certain of the properties which were transferred pursuant to the Arrangement in the United States and Ontario. CB Richard Ellis prepared real property appraisals for Laurel Park Station as of January 21, 2011, Palm Meadows Estates as of February 18, 2011, Romulus Land as of January 13, 2011, Salem Township Land as of January 14, 2011 and San Luis Rey Downs as of January 14, 2011. Colliers International Realty Advisors Inc. prepared a real property appraisal for the Aurora North Lands as of January 19, 2011.

As of the date of their respective valuation and appraisals, the “designated professionals” (as defined in Canadian Securities Administrator’s form 51-102F2 - Annual Information Form) of each of Blair Franklin, CB Richard Ellis and Colliers International Realty Advisors Inc. beneficially owned, directly or indirectly, less than 1% of MID’s issued and outstanding shares.

ADDITIONAL INFORMATION

Additional information relating to MID may be found on SEDAR at www.sedar.com.  Additional information, including directors’ and executive officers’ remuneration and indebtedness, principal holders of our securities and securities authorized for issuance under our equity compensation plans will be contained in our Management Information Circular for our annual general and special meeting of shareholders to be held on June 13, 2012.  Additional financial information is provided in our Audited Consolidated Financial Statements and Management’s Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 2011.

APPENDIX A
MI DEVELOPMENTS INC. AUDIT COMMITTEE CHARTER

As of March 9, 2012

1. Purpose and Scope

The audit committee (the “Committee”) of MI Developments Inc. (the “Company”) is a committee of the Board of Directors (the “Board”). The Committee shall oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements and exercise the responsibilities and duties set out in this Charter.

2. Membership

2.1 Number of Members

The Committee shall be composed of three or more members of the Board.

2.2 Independence

Each member of the Committee must be independent in accordance with applicable law and the applicable rules and regulations of the Canadian Securities Administrators, the United States Securities and Exchange Commission, The New York Stock Exchange and any other regulator or authority having jurisdiction over the Company from time to time (the “Applicable Requirements”).

2.3 Financial Literacy

Each member of the Committee shall be financially literate and shall have such accounting or financial management expertise as is required to comply with the Applicable Requirements.

2.4 Term

The members of the Committee shall be appointed annually by the Board. Each member of the Committee shall serve at the pleasure of the Board until the member resigns, is removed or ceases to be a member of the Board.

2.5 Chair

At the time of the annual appointment of the members of the Committee, the Board shall appoint a member of the Committee as Chair of the Committee.

3. Duties and Responsibilities

The Committee shall have the functions and responsibilities set out below as well as any other functions that are specifically delegated to the Committee by the Board and that the Board is authorized to delegate by applicable laws and regulations. In addition to these functions and responsibilities, the Committee shall perform the duties required of an audit committee by any Applicable Requirements.

3.1 Financial Reports

(a) General

The Committee is responsible for overseeing the Company’s financial statements and financial disclosures. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and financial disclosures and for the appropriateness of the accounting principles and the reporting policies used by the

Company. The auditors are responsible for auditing the Company’s annual consolidated financial statements and for reviewing the Company’s unaudited interim financial statements.

(b) Review of Annual Financial Reports

The Committee shall review the annual consolidated audited financial statements of the Company, the external auditor’s report thereon and the related management’s discussion and analysis of the Company’s financial condition and results of operation (“MD&A”). After completing its review, if advisable, the Committee shall approve and recommend for Board approval the annual financial statements and the related MD&A.

(c) Review of Interim Financial Reports

The Committee shall review the interim consolidated financial statements of the Company, the external auditor’s review report thereon and the related MD&A. After completing its review, if advisable, the Committee shall approve and recommend for Board approval the interim financial statements and the related MD&A.

(d) Review Considerations

In conducting its review of the annual financial statements or the interim financial statements, the Committee shall:

(i) meet with management and the external auditor to discuss the financial statements and MD&A;

(ii) review the disclosures in the financial statements;

(iii) review the audit report or review report prepared by the external auditor;

(iv) discuss with management, the auditors and internal legal counsel, as requested, any litigation claim or other contingency that could have a material effect on the financial statements;

(v) review the accounting policies followed and critical accounting and other significant estimates and judgments underlying the financial statements as presented by management;

(vi) review any material effects of regulatory accounting initiatives or off balance sheet structures on the financial statements as presented by management, including requirements relating to complex or unusual transactions, significant changes to accounting principles and alternative treatments applicable accounting principles;

(vii) review any material changes in accounting policies and any significant changes in accounting practices and their impact on the financial statements as presented by management;

(viii) review management’s report on the effectiveness of internal controls over financial reporting;

(ix) review the factors identified by management as factors that may affect future financial results;

(x) review responses received under the Company’s Internal Reporting Procedures; and

(xi) review any other matters related to the Company’s financial statements that are brought forward by the auditors or management or which are required to be communicated to the Committee under accounting policies, auditing standards or Applicable Requirements.

(e) Approval of Other Financial Disclosures

The Committee shall review and, if advisable, approve and recommend for Board approval financial disclosure in a prospectus or other securities offering document of the Company, press releases disclosing, or based upon, financial results of the Company and any other material financial disclosure, including financial guidance provided to analysts, rating agencies or otherwise publicly disseminated.

3.2 Auditors

(a) General

The Committee shall be responsible for oversight of the work of the auditors, including the external auditor’s work in preparing or issuing an audit report, performing other audit, review or attest services or any other related work. The external auditor will report directly to the Committee.

(b) Nomination and Compensation

The Committee shall review and, if advisable, select and recommend for Board approval the external auditor to be nominated and the compensation of such external auditor. The Committee shall have ultimate authority to approve all audit engagement terms and fees, including the external auditor’s audit plan.

(c) Resolution of Disagreements

The Committee shall resolve any disagreements between management and the auditors as to financial reporting matters brought to its attention.

(d) Discussions with External Auditor

At least annually, the Committee shall discuss with the external auditor such matters as are required by applicable auditing standards to be discussed by the external auditor with the Committee.

(e) Audit Plan

At least annually, the Committee shall review a summary of the external auditor’s annual audit plan. The Committee shall consider and review with the external auditor any material changes to the scope of the plan.

(f) Independence of External Auditor

At least annually, and before the external auditor issues its report on the annual financial statements, the Committee shall obtain from the external auditor a formal written statement describing all relationships between the external auditor and the Company; discuss with the external auditor any disclosed relationships or services that may affect the objectivity and independence of the external auditor; and obtain written confirmation from the external auditor that it is objective and independent within the meaning of the applicable Rules of Professional Conduct/Code of Ethics adopted by the provincial institute or order of chartered accountants to which the external auditor belongs and other Applicable Requirements. The Committee shall take appropriate action to oversee the independence of the external auditor.

(g) Evaluation of Lead Partner

At least annually, the Committee shall review the qualifications and performance of the lead partner(s) of the external auditor.

(h) Requirement for Pre-Approval of Non-Audit Services

The Committee shall approve in advance any retainer of the external auditor to provide any nonaudit service to the Company in accordance with Applicable Requirements and Board approved policies and procedures. The Committee may delegate pre-approval authority to any member of the Committee. The decisions of any member of the Committee to whom this authority has been delegated must be presented to the full Committee at its next scheduled Committee meeting.

(i) Approval of Hiring Policies

The Committee shall review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Company.

3.3 Internal Controls

(a) General

The Committee shall review the Company’s system of internal controls.

(b) Establishment, Review and Approval

The Committee shall require management to implement and maintain appropriate systems of internal controls in accordance with Applicable Requirements, including internal controls over financial reporting and disclosure, and shall review, evaluate and approve these procedures. At least annually, the Committee shall consider and review with management and the auditors:

(i) the effectiveness of, or weaknesses or deficiencies in: the design or operation of the Company’s internal controls (including computerized information system controls and security); the overall control environment for managing business risks; and accounting, financial and disclosure controls (including, without limitation, controls over financial reporting), non-financial controls, and legal and regulatory controls and the impact of any identified weaknesses in internal controls on management’s conclusions;

(ii) any significant changes in internal controls over financial reporting that are disclosed, or considered for disclosure, including those in the Company’s periodic regulatory filings;

(iii) any material issues raised by any inquiry or investigation by regulators;

(iv) the Company’s fraud prevention and detection program, including deficiencies in internal controls that may impact the integrity of financial information, or may expose the Company to other significant internal or external fraud losses and the extent of those losses and any disciplinary action in respect of fraud taken against management or other employees who have a significant role in financial reporting; and

(v) any related significant issues and recommendations of the auditors together with management’s responses thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls over financial reporting and disclosure controls.

3.4 Internal Audit Function

The Committee shall periodically review and approve the internal audit function, including its plan, budget and resources. The Committee shall direct management to make changes it deems advisable in respect of the internal audit function.

3.5 Internal Reporting Procedures

The Committee shall establish procedures (the “Internal Reporting Procedures”) for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Internal Reporting Procedures shall also be available for reports of breaches of the Code of Conduct and Ethics. Any such complaints or concerns that are received shall be reviewed by the Committee and, if the Committee determines that the matter requires further investigation, it will direct the Chair of the Committee to engage outside advisors, as necessary or appropriate, to investigate the matter and will work with management and the General Counsel to reach a satisfactory conclusion. The Committee shall review investigations and any resolutions of complaints received and report to the Board thereon.

3.6 Compliance with Legal and Regulatory Requirements

The Committee shall review reports from the Company’s Corporate Secretary and other management members on: legal or compliance matters that may have a material impact on the Company; the effectiveness of the Company’s compliance policies; and any material communications received from regulators. The Committee shall review management’s evaluation of and representations relating to compliance with specific applicable law and guidance, and management’s plans to remediate any deficiencies identified.

3.7 Audit Committee Disclosure

The Committee shall prepare, review and approve any audit committee disclosures required by Applicable Requirements in the Company’s disclosure documents.

3.8 Financial Executives

The Committee shall review and discuss with management the appointment of key financial executives and recommend qualified candidates to the Board, as appropriate.

3.9 Charter Review

The Committee shall review and update this Charter from time to time, as required, and present it to the Board for approval.

4. Meetings

4.1 Procedure

The time and place of the meetings of the Committee, the calling of meetings of the Committee and the procedure at such meetings in all respects shall be determined by the Committee; provided, however, that a majority of the members of the Committee shall constitute a quorum.

4.2 Reporting to the Board

The Chair shall provide a report to the Board on material matters considered by the Committee.

4.3 In Camera Sessions

The Committee shall hold meetings, or portions of meetings, at which management is not present. The Committee shall also periodically meet separately with management, the internal auditors and the external auditors.

5. Delegation

The Committee may, to the extent permissible by Applicable Requirements, designate a subcommittee to review any matter within this Charter as the Committee deems appropriate.

6. Outside Advisors

The Committee shall have the authority to retain external legal counsel, consultants or other advisors to assist it in fulfilling its responsibilities and to set and pay the respective compensation for these advisers. The Company shall provide appropriate funding, as determined by the Committee, for the services of these advisors.